                                                                     EXHIBIT 3.2

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


CONTENTS

--------------------------------------------------------------------------------------------------------------------
  Pages
  1-2      Overview - Financial Highlights, Business Acquisitions, Embedded Value and Outlook Regarding
           Company Ownership
  3-6      Income Statement Review
  7        Quarterly Results
  7-27     Performance by Business Segment
  28-30    Financial Position
  31-32    Capital Resources and Liquidity
  32-37    Risk Management
  38       Accounting Policies
--------------------------------------------------------------------------------------------------------------------

Canada Life Financial Corporation ("we", "us", "our" or "the Company") is an international financial services company with primary operations in Canada, the United Kingdom, the United States and the Republic of Ireland, and with subsidiaries and businesses in the Isle of Man, Germany, Brazil, Hong Kong, Macau, Bahamas, Hungary and Bermuda. Our core business is to offer products and services that meet our clients' needs for accumulation and preservation of assets in the form of annuity, pension and investment products; financial and investment management; and financial protection in the event of certain risks, including death, illness and disability.

This Management's Discussion and Analysis provides an opportunity to review the financial performance and condition of the Company for the year ended December 31, 2002 and to give some general indication of our expectations for future performance. Performance is reviewed both in total and for each of the primary business segments through which we manage the Company.

This report also describes the policies and procedures used to manage the risks related to the Company's activities. The Company must comply with the legal and regulatory requirements in all of the countries in which it operates. The primary regulator is the Office of the Superintendent of Financial Institutions, Canada. As a publicly listed company in Canada and the United States, it must also adhere to securities regulations and stock exchange requirements in each of these countries.

The Company's Consolidated Financial Statements are prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP). The Company manages its operations based on Canadian GAAP, and the discussion and analysis contained in this report are based on Canadian GAAP. Both changes in and a summary of critical accounting policies are included in this document. In addition, as a requirement of listing on the New York Stock Exchange, a reconciliation of certain Canadian GAAP financial information to U.S. GAAP has been prepared and is included in note 23 to our Consolidated Financial Statements.

--------------------------------------------------------------------------------
   THIS MANAGEMENT DISCUSSION AND ANALYSIS PROVIDES MANAGEMENT WITH THE OPPORTUNITY TO DISCUSS THE FINANCIAL PERFORMANCE AND CONDITION OF THE COMPANY AND, AS SUCH, MAY CONTAIN FORWARD-LOOKING STATEMENTS ABOUT THE COMPANY, INCLUDING ITS BUSINESS OPERATIONS AND STRATEGY AND EXPECTED FINANCIAL PERFORMANCE AND CONDITION. STATEMENTS THAT ARE PREDICTIVE IN NATURE, DEPEND UPON OR REFER TO FUTURE EVENTS OR CONDITIONS, OR INCLUDE WORDS SUCH AS "EXPECTS," "ANTICIPATES," "INTENDS," "PLANS," "BELIEVES," "ESTIMATES" OR NEGATIVE VERSIONS THEREOF AND SIMILAR EXPRESSIONS ARE FORWARD-LOOKING STATEMENTS. IN ADDITION, ANY STATEMENT THAT MAY BE MADE CONCERNING FUTURE FINANCIAL PERFORMANCE (INCLUDING REVENUES, EARNINGS OR GROWTH RATES), ONGOING BUSINESS STRATEGIES OR PROSPECTS, AND POSSIBLE FUTURE COMPANY ACTION, IS ALSO A FORWARD-LOOKING STATEMENT. FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND PROJECTIONS ABOUT FUTURE EVENTS AND ARE SUBJECT TO, AMONG OTHER THINGS, RISKS, UNCERTAINTIES AND ASSUMPTIONS ABOUT THE COMPANY, ECONOMIC FACTORS AND THE INSURANCE INDUSTRY GENERALLY. THEY ARE NOT GUARANTEES OF FUTURE PERFORMANCE, AND THE COMPANY HAS NO SPECIFIC INTENTIONS TO UPDATE THESE STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. ACCORDINGLY, THE READER IS CAUTIONED AGAINST UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS. ACTUAL EVENTS AND RESULTS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY FORWARD-LOOKING STATEMENTS MADE BY THE COMPANY DUE TO, BUT NOT LIMITED TO, IMPORTANT FACTORS SUCH AS GENERAL ECONOMIC AND MARKET FACTORS, INTEREST RATES, EQUITY MARKETS, BUSINESS COMPETITION AND CHANGES IN GOVERNMENT REGULATIONS.
--------------------------------------------------------------------------------

OVERVIEW

FINANCIAL HIGHLIGHTS


                                                                                                   2002         2001
                                                                                                vs 2001      vs 2000
(IN MILLIONS OF CANADIAN DOLLARS EXCEPT                                                        ----------------------
PERCENTAGE AMOUNTS)                                        2002          2001         2000     % Change     % Change
---------------------------------------------------------------------------------------------------------------------
Common shareholders' net income                          $  490       $   342      $   356           43           (4)
Return on common shareholders' equity                     14.0%         11.1%        12.9%
---------------------------------------------------------------------------------------------------------------------
Premiums, premium equivalents and
new deposits                                             12,008        11,229        9,250            7           21
Assets under administration                              68,003        65,425       63,257            4            3
---------------------------------------------------------------------------------------------------------------------
Common shareholders' equity                               3,774         3,238        2,892           17           12
Embedded Value                                            6,300         5,450        5,000           16            9
Embedded Value of new business                              220           159          128           38           24
Ratio of Embedded Value to book value                      167%          168%         161%
MCCSR ratio(1)                                             202%          191%         197%
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1)MINIMUM CONTINUING CAPITAL AND SURPLUS REQUIREMENTS (MCCSR) IS CALCULATED IN ACCORDANCE WITH CAPITAL STANDARDS SET BY THE COMPANY'S PRIMARY REGULATOR, THE OFFICE OF THE SUPERINTENDENT OF FINANCIAL INSTITUTIONS, CANADA.



Common shareholders' net income of $490 million increased by $148 million or 43% over 2001. Excluding the $85 million provision taken in 2001 for claims arising from September 11, 2001, net income was up $63 million or 15% over 2001. This increase was primarily the result of growth in business, favourable mortality and morbidity experience, general expense efficiencies and a lower effective tax rate, and was realized despite reserve strengthening in the United Kingdom and significant decreases in global equity markets. The change in accounting policy adopted in 2002 whereby goodwill is no longer amortized as it was in 2001 contributed $25 million to the increase in net income.

Return on equity for the year was 14.0%, within our target range of 13.5% and 14.5%, ahead of 11.1% reported for 2001 (13.7% adjusted for September 11, 2001) and ahead of 12.9% for 2000.

Premiums, premium equivalents and new deposits, as well as assets under administration, were up 7% and 4% respectively over 2001 reflecting the growth in our business, the impact of acquisitions completed during the latter part of the year, and the strengthening of the British pound and Euro against the Canadian dollar. (For a summary of currency impacts on financial information, see page 34 of this document.)

Embedded Value increased to $6.3 billion in 2002, up 16% from $5.45 billion in 2001.

MCCSR grew to 202%, primarily as a result of new capital raised and the growth in retained earnings. This ratio declined to approximately 197% after December 31, 2002 as a result of a business acquisition that was completed on January 1, 2003.


BUSINESS ACQUISITIONS

We completed two business acquisitions during 2002 and a third on January 1, 2003.

On October 1, 2002, we concluded an agreement to acquire a significant block of group life and long term disability insurance business in the United Kingdom, and reinsured the risks on that date. Formal transfer of the business will occur after court approval, expected in mid-2003. For cash consideration of $53 million, we acquired assets of $822 million and liabilities of $946 million. The acquisition added premium revenue of approximately $70 million in 2002 with no significant impact on net income for the year. The acquisition made us the market share leader for group insurance in the United Kingdom and is expected to be accretive to earnings in 2003.

On October 31, 2002, we purchased a leading provider of preferred term life insurance products in Canada. For cash consideration of $58 million, we acquired assets of $26 million, negative actuarial liabilities of $24 million and other liabilities of $7 million. The transaction is projected to achieve economies of scale for the Canadian Division and to be accretive to earnings in 2003.

On January 1, 2003, we completed the acquisition of the German life insurance operations of a significant international insurer. Cash consideration was $205 million. This acquisition makes Canada Life Europe one of the top five companies in the German broker unit linked market and the German market leader in critical illness insurance. The acquisition will add immediate critical mass to our existing German business and is expected to be accretive to earnings in 2003.


Canada Life Financial Corporation                                          - 1 -

EMBEDDED VALUE
Embedded Value is a measure of the economic net worth of a life insurance company. It consists of the present value of projected future after-tax distributable net income generated from the current in-force business, plus the market value of shareholders' equity. It excludes value attributed to, or expenses associated with, obtaining future new business. Embedded Value varies from the book value or common shareholders' equity of a company, which is calculated in accordance with Canadian GAAP and includes conservative provisions for adverse deviations.

The Embedded Value of the Company was $6.3 billion as at December 31, 2002, up 16% from $5.45 billion as at December 31, 2001. This significant increase was recognized despite the negative impact of global stock markets. At December 31, 2002, the ratio of Embedded Value to common shareholders' equity was 167%. The Embedded Value of new business added during 2002 was $220 million, up 38% from the $159 million added to Embedded Value by new business during 2001. This reflects the strong growth in new business profitability this year.


OUTLOOK REGARDING COMPANY OWNERSHIP
On December 9, 2002, Manulife Financial Corporation (Manulife) announced its intention to make an unsolicited offer to acquire all of the outstanding common shares of the Company and via circular dated December 27, 2002, made its formal offer to Canada Life shareholders. On January 13, 2003, the Company's Board of Directors responded with a recommendation to the Company's common shareholders to reject the offer on the basis that the offer was inadequate. During the course of December 2002 and January and February of 2003, the Canada Life Board of Directors, through its investment advisors solicited a large number of parties to ascertain their interest in Canada Life. Management of Canada Life, working with a special committee of the Board of Directors, also gave consideration to a number of strategic initiatives to create more value for shareholders.

On February 14, 2003 the Board of Directors unanimously approved entering into a transaction agreement with Great-West Lifeco Inc. (Great West) for that company to acquire the shares of Canada Life and recommended to shareholders that they approve the transaction. Under the terms of the agreement, Great West would acquire all of Canada Life's common shares for a combination of cash and Great West stock valued at $44.50 per Canada Life common share at the time. The transaction provides for a maximum of approximately 60% cash, 29% Great West common shares and 11% Great West preferred shares to be paid or issued to Canada Life's common shareholders.

On February 28, 2003, Manulife announced that it would not extend its offer and would return any shares tendered.

The completion of the transaction with Great West is subject to the satisfaction of certain conditions, including:
- the approval of the transaction by at least two-thirds of the votes cast at a special meeting of Canada Life's common shareholders, scheduled for May 5 2003;
- the approval of the transaction by, among others, the Minister of Finance (Canada), the Superintendent of Financial Institutions (Canada) and foreign regulators; and
- the receipt of approval or expiration or termination of waiting periods under Canadian, United States and European competition or antitrust laws.

The timing of completion of the transaction will depend upon, among other things, the timing of the receipt of all required regulatory approvals. The closing date will occur on the later of (i) July 10, 2003 and (ii) the twelfth business day after all conditions of the transaction have been satisfied or waived, or such other date as may be agreed to by Canada Life and Great West.

The remainder of this document focuses on describing the results of operations and outlook for the existing businesses of Canada Life on a status quo basis and without consideration of the impact of the Great West transaction.

Canada Life Financial Corporation                                          - 2 -

INCOME STATEMENT REVIEW

SUMMARY STATEMENT OF NET INCOME

                                                                                               2002 versus 2001
                                                                                           -------------------------
 (IN MILLIONS OF CANADIAN DOLLARS)                          2002         2001        2000     $ Change     % Change
--------------------------------------------------------------------------------------------------------------------
 REVENUES
 Premiums                                              $   5,915   $   5,358    $   4,676     $    557           10
 Net investment income                                     2,154       2,241        2,306         (87)           (4)
 Fee and other income                                        529         465          479           64           14
--------------------------------------------------------------------------------------------------------------------
                                                           8,598       8,064        7,461          534            7
--------------------------------------------------------------------------------------------------------------------
 EXPENDITURES
 Policyholders' benefits                                   6,481       6,190        5,631          291            5
 Other expenses                                            1,482       1,383        1,283           99            7
--------------------------------------------------------------------------------------------------------------------
                                                           7,963       7,573        6,914          390            5
--------------------------------------------------------------------------------------------------------------------
 NET INCOME BEFORE INCOME TAX PROVISION                      635         491          547          144           29
 Income tax provision                                        133         153          195          (20)         (13)
--------------------------------------------------------------------------------------------------------------------
 NET INCOME INCLUDING PARTICIPATING
  POLICYHOLDERS' NET INCOME (LOSS)                           502         338          352          164           49
 Participating policyholders' net income (loss)                3          (4)          (4)           7          175
--------------------------------------------------------------------------------------------------------------------
 SHAREHOLDERS' NET INCOME                                    499         342           356         157           46
 Preferred share dividends                                     9                                     9
--------------------------------------------------------------------------------------------------------------------
 COMMON SHAREHOLDERS' NET INCOME                       $     490    $    342    $     356     $    148           43
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
 PRO FORMA COMMON SHAREHOLDERS' NET INCOME BEFORE
  THE FOLLOWING:                                             490         427          328           63           15
    Provision for expected claims arising from
     September 11, 2001(1)                                               (85)                       85          100
     Disposed of operations (2)                                                        28
--------------------------------------------------------------------------------------------------------------------
COMMON SHAREHOLDERS' NET INCOME                        $     490    $    342    $     356     $    148           43
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1)IN 2001, THE RESULTS OF OPERATIONS WERE IMPACTED BY THE EFFECT OF EXPECTED CLAIMS ARISING FROM SEPTEMBER 11, 2001 FOR WHICH WE HAVE RECORDED AN $85 MILLION PROVISION NET OF REINSURANCE RECOVERIES AND TAX.
(2)COMPRISED OF THE GAIN ON SALE AND RESULTS OF GENERAL INSURANCE OPERATIONS DISPOSED OF IN DECEMBER 2000.

Common shareholders' net income was $490 million, an increase of $148 million or 43% over the year ended December 31, 2001.

While net income before tax of $635 million for the year has increased $144 million over the prior year's $491 million, the provision for income taxes of $133 million was down $20 million year over year. Favourable impacts of $22 million in respect of tax in 2002 related to the benefits of some corporate restructuring, the use of previously unrecognized loss carryforwards and lower statutory rates all of which are expected to continue into the future. In addition, a one-time release of a provision no longer required in the United Kingdom has contributed a $24 million favourable impact and the write-off of future tax assets in 2001, that did not recur in 2002 contributed $17 million.

The increase in common shareholders' net income included the following:

(IN MILLIONS OF CANADIAN DOLLARS)                                                       Variance to prior year
--------------------------------------------------------------------------------------------------------------------
Growth in in-force less investment in new business, favourable mortality and
  morbidity experience, expense and tax savings                                                 $   100
Impact of declines in global stock markets                                                          (60)
Release of tax provision and sales force restructuring in the United Kingdom                          6
Write-down in 2001 of future tax assets                                                              17
--------------------------------------------------------------------------------------------------------------------
Increases before the following:                                                                      63
Impact of September 11, 2001                                                                         85
--------------------------------------------------------------------------------------------------------------------
Increase in common shareholders' net income                                                     $   148
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

A number of factors have contributed to the $100 million increase in year-over-year net income from business in-force, new business, experience and other factors:

Canada Life Financial Corporation                                          - 3 -

- Net income from new business improved $35 million over 2001 as a result of both product pricing margins and more efficient use of reinsurance.

- Favourable mortality and morbidity experience, expense efficiencies and favourable asset liability management contributed to the increase for the year despite reserve strengthening to cover improving annuitant mortality in the United Kingdom.

- The change in accounting policy adopted in 2002 whereby goodwill is no longer amortized as it was in 2001 contributed $25 million to the increase in net income.

- Tax benefits arising from business acquisitions and restructuring activities have enabled the use of previously unrecognized tax loss carryforwards, which, together with lower statutory tax rates in some jurisdictions, have contributed to improve after-tax earnings by $22 million this year and are expected to continue to have a positive impact on future earnings.

Declines in global stock markets had a negative impact on net income. As at December 31, 2002, stock market indices in Canada, the United States and the United Kingdom were on average 21% lower than a year ago. The negative impact of the declines in markets on earnings was $60 million for the year.

Two non-recurring items in the United Kingdom resulted in a net non-recurring gain of $6 million this year. These included the release of a $24 million tax provision as a result of the favourable settlement of certain outstanding tax issues and a provision of $18 million after tax that was taken to cover costs of exiting the in-house sales force.

There was a year-over-year reduction in tax and improvement in net income due to the one-time write-down of future tax assets of $17 million following the 2001 substantially enacted reductions in the Canadian statutory tax rate.

Lastly, the provision taken in 2001 for claims arising from September 11 reduced net income last year by $85 million. We continue to hold prudent provisions for these losses and did not realize any adverse development in 2002.

PREMIUMS, PREMIUM EQUIVALENTS AND NEW DEPOSITS

                                                                                               2002 versus 2001
                                                                                         --------------------------
(IN MILLIONS OF CANADIAN DOLLARS)                        2002         2001         2000   $ Change      % Change
-------------------------------------------------- ----------- ------------ ------------ ------------ -------------
PREMIUMS
  Annuities                                         $   2,474    $   2,272    $   1,746      $   202           9
  Individual life and health insurance                  1,510        1,428        1,384           82           6
  Group life and health insurance                       1,931        1,658        1,546          273          16
-------------------------------------------------- ----------- ------------ ------------ ------------ -------------
GENERAL FUND PREMIUMS                                   5,915        5,358        4,676          557          10
SEGREGATED FUNDS DEPOSITS                               3,721        3,828        3,692         (107)         (3)
ASO PREMIUM EQUIVALENTS AND OTHER DEPOSITS              2,372        2,043          882          329          16
-------------------------------------------------- ----------- ------------ ------------ ------------ -------------
TOTAL                                               $  12,008    $  11,229    $   9,250      $   779           7
-------------------------------------------------- ----------- ------------ ------------ ------------ -------------

General fund premium income increased by $557 million or 10% from 2001 with strong sales in annuities and group life and health insurance across the Company. As a result of volatile global stock markets, consumer preferences appeared to shift from equity based products to fixed income products. Payout annuity sales were particularly strong in Canada and the United Kingdom. Premiums from group life and health insurance rose as a result of strong growth in both new sales and renewal business in Canada, the United Kingdom and the United States and from the U.K. group business acquisition in the latter part of 2002.

Segregated funds deposits decreased by $107 million or 3% compared to 2001. Year-over-year changes in segregated funds deposits varied across the Company with an increase of $120 million in the United States as a result of enhanced variable annuity fund offerings, and decreases in Canada due to changes in customer preferences, and in the United Kingdom due to a lower number of large single premium cases from the Isle of Man business.

Canada Life Financial Corporation                                          - 4 -

NET INVESTMENT INCOME

                                                                                            2002 versus 2001
                                                                                       ----------------------------
(IN MILLIONS OF CANADIAN DOLLARS)                   2002           2001          2000      $ Change       % Change
-------------------------------------------------------------------------------------------------------------------
Bonds (1)                                       $   1,450     $   1,371     $   1,268      $    79             6
Mortgages (1)                                        625           632            614           (7)           (1)
Common and preferred stocks (2)                       67           136            203          (69)          (51)
Real estate (2)                                       98            81             80           17            21
Policy loans                                          79            75             70            4             5
Cash, cash equivalents and short-term
    investments                                       31            56             83          (25)          (45)
Other                                               (137)          (57)            34          (80)         (140)
-------------------------------------------------------------------------------------------------------------------
Total investment income                            2,213         2,294          2,352          (81)           (4)
-------------------------------------------------------------------------------------------------------------------
Less: investment expenses                             59            53             46            6            11
-------------------------------------------------------------------------------------------------------------------
Net investment income                           $  2,154     $   2,241        $ 2,306      $   (87)           (4)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1)INCLUDES AMORTIZED REALIZED GAINS AS FOLLOWS: BONDS $100 MILLION ($102 MILLION IN 2001 AND $63 MILLION IN 2000); AND MORTGAGES $12 MILLION ($11 MILLION IN 2001 AND $10 MILLION IN 2000).

(2)INCLUDES AMORTIZED REALIZED AND UNREALIZED GAINS AS FOLLOWS: COMMON AND PREFERRED STOCKS $27 MILLION ($78 MILLION IN 2001 AND $153 MILLION IN 2000); AND REAL ESTATE $22 MILLION ($20 MILLION IN BOTH 2001 AND 2000).

Net investment income of $2,154 million decreased from $2,241 million in 2001. The decrease was primarily due to the negative impact of stock market declines, partially offset by the positive impact of the strengthening British pound and Euro and increased income on a larger bond portfolio. The overall rate of investment income earned on general fund invested assets was 6.8% compared to 7.3% in 2001.

Investment income from bonds rose to $1,450 million, up $79 million or 6% over 2001, primarily due to growth in the bond portfolio, which was $22,317 million in 2002, up from $19,046 million in 2001.

Investment income from common and preferred stocks of $67 million was down $69 million from 2001 as a result of poor performance in global stock markets. Amortization of net realized and unrealized gains decreased to $27 million in 2002, down $51 million from 2001. During 2002, stock markets in the principal countries in which the Company operates showed negative returns. The TSX Composite Index in Canada experienced a 14% decrease in 2002, the U.S. Standard & Poor's (S&P) 500 Index dropped 23%, and the United Kingdom FTSE 100 and Irish ISEQ had losses of 24% and 30% respectively.

Investment income from real estate rose to $98 million in 2002, up from $81 million in 2001, primarily due to increased rental income in the United Kingdom and the positive impact of the strengthening British pound.

Investment income from cash, cash equivalents and short-term investments dropped to $31 million in 2002 from $56 million in 2001 as short-term interest rates declined throughout 2002.

Other investment income dropped $80 million from 2001 as a result of a decline in market value for investments supporting certain equity based insurance products. The change in value was offset by a corresponding decrease in actuarial liabilities.

FEE AND OTHER INCOME
Fee income is earned principally from the management of segregated funds assets and is generally based on a percentage of the market values of the assets under administration. The Company also earns fee income from the administration of unit trusts in the United Kingdom, investment management services provided to third parties and administrative services (such as claims administration) provided to employer and other groups. During 2002, we reclassified our Irish "Unitized with Profit Fund" business from the general fund to segregated funds without a restatement of 2001. This has impacted the comparability of fee income year over year.

Fee and other income of $529 million was up $64 million compared to 2001, of which $34 million was a result of the reclassification of our Irish "Unitized with Profit Fund" business. Increases occurred in the U.K. Division for our Isle of Man business and in Canada with growth in our Administrative Services Only
(ASO) business.

Canada Life Financial Corporation                                          - 5 -

POLICYHOLDERS' BENEFITS

                                                                                                 2002 versus 2001
                                                                                          --------------------------
(IN MILLIONS OF CANADIAN DOLLARS)                        2002         2001         2000      $ Change     % Change
--------------------------------------------------------------------------------------------------------------------
Annuity payments                                     $  1,352    $   1,246    $   1,128       $   106            9
Life, health and general benefits                       2,193        1,987        1,670           206           10
Maturities, surrender payments and other                1,512        1,680        1,837          (168)         (10)
 Participating policyholder dividends                     295          305          289           (10)          (3)
--------------------------------------------------------------------------------------------------------------------
PAYMENTS TO POLICYHOLDERS AND BENEFICIARIES             5,352        5,218        4,924           134            3
Increase in actuarial liabilities                       1,129          972          707           157           16
--------------------------------------------------------------------------------------------------------------------
POLICYHOLDERS' BENEFITS                              $  6,481    $   6,190    $   5,631       $   291            5
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

Payments to policyholders and beneficiaries of $5,352 million rose by $134 million or 3% over 2001. In the United Kingdom, we had an increase of $203 million, primarily due to higher group life insurance claims, which included the acquired group business, and higher payout annuity payments arising from growth in new business. There was a decrease of $103 million relating to our reinsurance operations primarily because the provision for September 11 claims recorded in 2001 did not recur.

Changes in actuarial liabilities from year to year are a function of business volumes, underlying experience factors, changes in assumptions and refinements in the calculation of these liabilities. When payments are made to policyholders and beneficiaries, the Company's obligation under the policy is either partially or completely fulfilled and, consequently, the actuarial liability held at the time of the claim or payment is released. Different products have different actuarial liability requirements, and depending on expected future payments (which vary between protection and wealth management products), a change in claims or premiums by $1 does not always result in a $1 change in actuarial liabilities. Refinements in calculating actuarial liabilities are adjustments made by the Company's actuaries as a result of changes in expected future experience arising from analysis of recent actual experience.

(FURTHER INFORMATION REGARDING THE CHANGES IN ACTUARIAL LIABILITIES IS PROVIDED IN NOTE 9 TO THE CONSOLIDATED FINANCIAL STATEMENTS.)

GENERAL OPERATING, COMMISSIONS AND OTHER EXPENSES

                                                                                                 2002 versus 2001
                                                                                         ---------------------------
 (IN MILLIONS OF CANADIAN DOLLARS)                    2002           2001          2000     $ Change       % Change
--------------------------------------------------------------------------------------------------------------------
General operating expenses                         $   814       $    794      $    743       $   20             3
Commissions                                            539            461           409           78            17
Premium and other taxes, interest expense
  and non-controlling interest in
  subsidiary                                           129            103           107           26            25
 Goodwill amortization                                                 25            24          (25)         (100)
--------------------------------------------------------------------------------------------------------------------
                                                   $ 1,482       $  1,383      $  1,283       $   99             7
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

General operating expenses in 2002 were $11 million or 1% less than 2001, excluding the impact of acquisitions and non-recurring charges, of which $7 million related to the group insurance acquisition and $24 million for costs to exit our Financial Consultancy sales force, both in the United Kingdom. Keeping recurring expenses at or below the level of 2001 was a key focus for the Company in 2002 and was achieved despite the effect of the strengthening of the British pound and Euro against the Canadian dollar. Including the impact of acquisitions and non-recurring charges, general expenses of $814 million in 2002 rose $20 million or 3% over 2001.

As a result of strong sales across all of our operating divisions, commissions increased by $78 million or 17% from 2001.

As a result of raising $450 million of new capital by the issuance of Canada Life Capital Securities in March 2002, we had an additional $25 million in financing expense in the current year. This was recorded in the Consolidated Statement of Net Income as non-controlling interest in subsidiary.

The Company adopted new accounting recommendations for goodwill and other intangible assets effective January 1, 2002. As a result, goodwill is no longer amortized to shareholders' net income. As well, the Company adopted new accounting requirements for stock-based compensation and other stock-based payments for which an expense of $2 million was recorded this year. (See page 38 for a description of these changes in accounting policies.)

INCOME TAXES
The Company's effective tax rate for 2002 was 20.9% compared to 31.2% in 2001. The lower effective tax rate was due to the favourable settlement of certain outstanding tax issues, lower statutory tax rates in various jurisdictions and benefits relating to business acquisitions and restructuring activities. The Company's 2001 effective tax rate was higher than expected as a result of a write-down of its future tax asset following substantially enacted reductions in the Canadian federal and provincial statutory tax rates. Without the non-recurring items, the sustainable tax rate for 2002 was 26.5% compared to 30% for 2001.

Canada Life Financial Corporation                                          - 6 -

QUARTERLY RESULTS

(IN MILLIONS OF CANADIAN
 DOLLARS EXCEPT PER SHARE
 AMOUNTS)                                      2002                                        2001 (1)
                             ------------------------------------------    ------------------------------------------
                                  Q4      Q3       Q2      Q1    TOTAL         Q4       Q3      Q2       Q1    TOTAL
---------------------------------------------------------------------------------------------------------------------
Total revenue                  2,349   2,188    2,023   2,038    8,598      2,159    1,904   2,019    1,982    8,064
Common shareholders' net
 income                          131     114      125     120      490         38       91     114       99      342
Earnings per common
 share-basic and diluted        0.81    0.71     0.78    0.75     3.05       0.23     0.57    0.71     0.62     2.13
Assets under administration   68,003  65,164   65,449  66,523              65,425   62,606  62,440   62,799
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1)SHAREHOLDERS' NET INCOME IN THE THIRD AND FOURTH QUARTERS OF 2001 WAS IMPACTED BY THE $85 MILLION PROVISION, NET OF TAX, TAKEN IN RESPECT OF THE ESTIMATE FOR CLAIMS ARISING FROM SEPTEMBER 11, 2001 FOR OUR SPECIAL RISK REINSURANCE CONTRACTS. OF THE $85 MILLION PROVISION, $15 MILLION WAS TAKEN IN THE THIRD QUARTER AND $70 MILLION IN THE FOURTH QUARTER. EXCLUDING THESE PROVISIONS, COMMON SHAREHOLDERS' NET INCOME FOR THE THIRD AND FOURTH QUARTER RESPECTIVELY WAS $106 MILLION AND $108 MILLION.


REVIEW OF FOURTH QUARTER OPERATING PERFORMANCE
Total revenue in the fourth quarter of 2002 increased by $161 million or 7% over the third quarter, due in part to the two business acquisitions during the quarter, and by $190 million or 9% over the fourth quarter of 2001. This is not indicative of any particular trend or quarterly pattern but a function of stock market and currency impacts, as well as the business acquisitions and general growth in business in the current year.

Shareholders' net income was $131 million in the fourth quarter of 2002, up $17 million from the third quarter of 2002 and $23 million from the fourth quarter of 2001 (excluding the provision for September 11, 2001). Reserve strengthening and the impact of the declines in global stock markets continued to lower net income before tax for the fourth quarter compared to the prior quarter and prior year fourth quarter. However, a net tax recovery resulted in relatively higher after-tax profit in the fourth quarter compared with prior quarters.

Assets under administration were up 4% in the fourth quarter compared to the prior quarter. The growth is consistent with the average growth in stock market indices of 7% for the fourth quarter of 2002 in Canada, the United States and the United Kingdom.

PERFORMANCE BY BUSINESS SEGMENT

The Company's operations are broadly organized along geographic market lines, and we conduct our business through operating divisions in Canada, the United Kingdom, the United States, the Republic of Ireland and through a globally oriented International and Reinsurance Division. Each operating division focuses on its defined markets, with local responsibility for product development, marketing, distribution and pricing functions. Each division is required to meet corporate-wide strategic, business growth and expense objectives and to adhere to corporate risk management policies and guidelines. In addition, a corporate group oversees the management of invested assets via the Investment Division, provides certain administrative services for the operating divisions and is responsible for capital management. Capital is allocated to support the business within each division using an MCCSR-based allocation model. Income on that capital is credited to each division.


DIVISIONAL PERCENTAGE OF TOTAL

-----------------------------------------------------------------------------------------------------------------------
                            COMMON SHAREHOLDERS' NET     PREMIUMS, PREMIUM EQUIVALENTS    ASSETS UNDER ADMINISTRATION
                                     INCOME                     AND NEW DEPOSITS
                          ------------------------------ ------------------------------- -------------------------------
                              2002       2001      2000       2002       2001      2000       2002      2001       2000
-----------------------------------------------------------------------------------------------------------------------
CANADA                         39%        47%       35%        47%        47%       48%        42%       46%        47%
UNITED KINGDOM                 30%        36%       31%        26%        27%       25%        32%       29%        30%
UNITED STATES                  21%        26%       23%        17%        16%       16%        17%       18%        17%
REPUBLIC OF IRELAND             6%        10%        6%         7%         7%        8%         7%        6%         5%
INTERNATIONAL AND
  REINSURANCE                   5%       (20)%       5%         3%         3%        3%         2%        1%         1%
CORPORATE                      (1)%        1%
-----------------------------------------------------------------------------------------------------------------------
                              100%       100%      100%       100%       100%      100%       100%      100%       100%
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

Canada Life Financial Corporation                                          - 7 -

DIVISIONAL FINANCIAL HIGHLIGHTS

(IN MILLIONS OF CANADIAN DOLLARS                                                        INTERNATIONAL
 EXCEPT PERCENTAGE AMOUNTS)                            UNITED      UNITED    REPUBLIC         AND
2002                                       CANADA     KINGDOM      STATES   OF IRELAND   REINSURANCE    TOTAL
------------------------------------------------------------------------------------------------------------------
COMMON SHAREHOLDERS' NET INCOME          $    192    $    148    $    101    $     30        $    24   $  490 (1)
------------------------------------------------------------------------------------------------------------------
RETURN ON COMMON SHAREHOLDERS' EQUITY        17.5%       15.7%       14.9%       10.1%          14.9%     14.0%
------------------------------------------------------------------------------------------------------------------
PREMIUMS, PREMIUM EQUIVALENTS  AND NEW
  DEPOSITS
General fund premiums                    $  2,103    $  1,508    $  1,784    $    139        $   381   $5,915
Segregated funds deposits                   1,283       1,554         222         660              2    3,721
ASO premium equivalents and other
  deposits                                  2,311          58                                      3    2,372
------------------------------------------------------------------------------------------------------------------
                                         $  5,697    $  3,120    $  2,006    $    799        $   386   12,008
------------------------------------------------------------------------------------------------------------------
ASSETS UNDER ADMINISTRATION
General fund                             $ 14,119    $ 10,345    $ 10,990    $  1,401        $ 1,336   38,191
Segregated funds                            7,397      10,671         698       3,128              5   21,899
Other assets                                7,346         553                                     14    7,913
------------------------------------------------------------------------------------------------------------------
                                         $ 28,862    $ 21,569    $ 11,688    $  4,529        $ 1,355   68,003
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
2001
------------------------------------------------------------------------------------------------------------------
COMMON SHAREHOLDERS' NET INCOME          $    161    $    122    $     87    $     34        $   (68) $   342 (1)
------------------------------------------------------------------------------------------------------------------
RETURN ON COMMON SHAREHOLDERS' EQUITY        15.6%       14.8%       13.4%       16.7%         (51.7)%   11.1%
------------------------------------------------------------------------------------------------------------------
PREMIUMS, PREMIUM EQUIVALENTS  AND
  NEW DEPOSITS
General fund premiums                    $  1,893    $  1,079    $  1,671    $    391        $   324  $ 5,358
Segregated funds deposits                   1,395       1,888         102         442              1    3,828
ASO premium equivalents and other
  deposits                                  1,960          83                                           2,043
------------------------------------------------------------------------------------------------------------------
                                         $  5,248    $  3,050    $  1,773    $    833        $   325  $11,229
------------------------------------------------------------------------------------------------------------------
ASSETS UNDER ADMINISTRATION
General fund                             $ 14,031    $  7,421    $ 10,942    $  1,609        $   948  $34,951
Segregated funds                            8,118      11,053         825       2,090                  22,090
Other assets                                7,756         615                                     13    8,384
------------------------------------------------------------------------------------------------------------------
                                         $ 29,905    $ 19,089    $ 11,767    $  3,699        $   965  $65,425
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
2000
------------------------------------------------------------------------------------------------------------------
COMMON SHAREHOLDERS' NET INCOME          $    123    $    112    $     82     $    22        $    17   $  356 (1)
------------------------------------------------------------------------------------------------------------------
RETURN ON COMMON SHAREHOLDERS' EQUITY        12.3%       13.1%      12.9%        13.7%          16.4%    12.9%
------------------------------------------------------------------------------------------------------------------
PREMIUMS, PREMIUM EQUIVALENTS AND
  NEW  DEPOSITS
General fund premiums                    $  1,749    $    955    $  1,351     $   344        $   277   $4,676
Segregated funds deposits                   1,909       1,258         115         407              3    3,692
ASO premium equivalents and other
  deposits                                    775         107                                             882
------------------------------------------------------------------------------------------------------------------
                                         $  4,433    $  2,320    $  1,466     $   751        $   280   $9,250
------------------------------------------------------------------------------------------------------------------
ASSETS UNDER ADMINISTRATION
General fund                             $ 13,970    $  6,855    $  9,870     $ 1,300        $   741 $ 32,736
Segregated funds                            8,326      11,219         854       1,980              4   22,383
Other assets                                7,470         668                                           8,138
------------------------------------------------------------------------------------------------------------------
                                         $ 29,766    $ 18,742    $ 10,724     $ 3,280        $   745 $ 63,257
------------------------------------------------------------------------------------------------------------------

(1) TOTAL COMMON SHAREHOLDERS' NET INCOME FOR 2002 INCLUDES A LOSS OF $5 MILLION, INCOME OF $6 MILLION IN 2001 AND NIL IN 2000 FROM THE CORPORATE DIVISION.

Canada Life Financial Corporation                                          - 8 -

--------------------------------------------------------------------------------

CANADIAN DIVISION

HIGHLIGHTS

  -  Shareholders' net income increased to $192 million, up 19% over 2001.

  - Premiums, premium equivalents and new deposits increased $449 million to $5,697 million, compared to 2001.

  - Completed the acquisition and integration of a leading provider of preferred term life insurance products in Canada in the fourth quarter of 2002.

  - Introduced a critical illness insurance product in January 2003 that offers new protection options to our customers.

  - Established Canada Life Securities Inc. as well as filed an application with OSFI for the establishment of a trust company to enhance support for our trust based wealth management products.


The Canadian Division offers a wide range of protection and wealth management products and related services through four distinct business units: individual life and health insurance, group life and health insurance, individual wealth management and group wealth management

-----------------------------------------------------------------------------------------
                         PROTECTION                               WEALTH MANAGEMENT
-----------------------------------------------------------------------------------------
 INDIVIDUAL LIFE AND HEALTH        GROUP LIFE AND HEALTH        INDIVIDUAL AND GROUP
          INSURANCE                       INSURANCE
-----------------------------------------------------------------------------------------
  -  Term Life                  - Life                        PRODUCTS:
  -  Universal Life             - Disability                   -  Retirement Savings
  -  Participating Life         - Critical Illness                Plans
  -  Disability                 - Accidental Death and         -  Non-registered
  -  Critical Illness             Dismemberment                   Savings Programs
                                - Dental                       -  Deferred Profit
                                - Creditor Life                   Sharing Plans
                                - Creditor Health              -  Defined Contribution
                                - Creditor Job Loss               Pension Plans
                                - Expatriate Coverage          -  Payout Annuities
                                - Extended Health Care Plans   -  Deferred Annuities
                                                               -  Investment Management
                                                                  Services Only Plans
                                                               -  Retirement Income Funds
                                                               -  Life Income Funds

                                                              ADMINISTRATIVE SERVICES:
                                                               -  Employee Stock
                                                                  Purchase  and Options Plans
                                                               -  Incentive Plans
-----------------------------------------------------------------------------------------

The Division operates across Canada through five regional marketing centres, nine sales offices and three servicing centres for individual business, and nine sales offices and six regional claims and services offices for group business. Our products are marketed through independent brokers, independent financial advisors, Managing General Agents, national accounts, and pension and benefit consultants, as well as our e-commerce subsidiary, Kanetix Ltd.

FINANCIAL PERFORMANCE
Shareholders' net income of $192 million grew by $31 million or 19% over 2001. Premium revenue growth, favourable mortality and morbidity experience, improved operating efficiencies and the reduction in the statutory tax rate over 2001 were the key contributors to the strong performance, together with income tax provisions arising from a write-down of future tax assets in 2001 that did not recur this year. These increases were partially offset by the impact of the stock market declines and a benefit from investment spreads in 2001 that did not recur in 2002.

Canada Life Financial Corporation                                          - 9 -

--------------------------------------------------- ------------ ------------ ------------ -------------------------
CANADIAN DIVISION'S SHAREHOLDERS' NET INCOME                                                   2002 versus 2001
                                                                                           -------------------------
(IN MILLIONS OF CANADIAN DOLLARS)                         2002         2001       2000(1)     $ Change      % Change
--------------------------------------------------- ------------ ------------ ------------ ------------ ------------
Individual life and health insurance                     $  70        $  45       $    33       $   25          56
Group life and health insurance                             48           33            25           15          45
Investments and pensions                                    74           83            37           (9)        (11)
--------------------------------------------------- ------------ ------------ ------------ ------------ ------------
Canadian Division's shareholders' net income
   from continuing operations                               192         161            95           31          19
Disposed of operations (1)                                                             28
--------------------------------------------------- ------------ ------------ ------------ ------------ ------------
Canadian Division's shareholders' net income             $ 192        $ 161       $   123       $   31          19
=================================================== ============ ============ ============ ============ ============

(1) 2000 RESULTS INCLUDED $10 MILLION OF SHAREHOLDERS' NET INCOME FROM OPERATIONS AND AN $18 MILLION AFTER-TAX GAIN ON THE SALE OF OUR GENERAL INSURANCE SUBSIDIARY ON DECEMBER 31, 2000.

SUMMARY STATEMENT OF OPERATIONS

------------------------------------------------ ------------ ------------- ------------ ---------------------------
                                                                                                2002 versus 2001
                                                                                         ---------------------------
 (IN MILLIONS OF CANADIAN DOLLARS)                      2002         2001      2000(1)      $ Change      % Change
------------------------------------------------ ------------ ------------- ------------ ------------- -------------
 REVENUES
 Premiums                                            $ 2,103      $ 1,893      $ 1,749       $   210            11
 Net investment income                                   897          951          995           (54)           (6)
 Fee and other income                                    182          177          177             5             3
------------------------------------------------ ------------ ------------- ------------ ------------- -------------
                                                       3,182        3,021        2,921           161             5
------------------------------------------------ ------------ ------------- ------------ ------------- -------------
 EXPENDITURES
 Policyholder benefits                                 2,317        2,183        2,096           134             6
 General operating expenses                              328          323          348             5             2
 Commissions                                             173          175          155            (2)           (1)
 Other                                                    58           55           77             3             5
------------------------------------------------ ------------ ------------- ------------ ------------- -------------
                                                       2,876        2,736        2,676           140             5
------------------------------------------------ ------------ ------------- ------------ ------------- -------------
 NET INCOME BEFORE INCOME TAXES                          306          285          245            21             7
 Income tax provision                                    113          123          122           (10)           (8)
------------------------------------------------ ------------ ------------- ------------ ------------- -------------
 NET INCOME                                              193          162          123            31            19
 Participating policyholders' net income                   1            1
------------------------------------------------ ------------ ------------- ------------ ------------- -------------
 COMMON SHAREHOLDERS' NET INCOME                     $   192      $   161      $   123       $    31            19
================================================ ============ ============= ============ ============= =============
 RETURN ON COMMON SHAREHOLDERS' EQUITY                 17.5%         15.6%        12.3%
================================================ ============ ============= ============ ============= =============

(1) 2000 RESULTS INCLUDED $124 MILLION OF PREMIUMS, $8 MILLION OF INVESTMENT INCOME, $18 MILLION GAIN ON SALE IN OTHER INCOME, $114 MILLION OF EXPENDITURES AND $8 MILLION OF INCOME TAXES, RESULTING IN $28 MILLION OF SHAREHOLDERS' NET INCOME FROM DISPOSED GENERAL INSURANCE OPERATIONS.

PREMIUMS, PREMIUM EQUIVALENTS AND NEW DEPOSITS

--------------------------------------------------------------- ----------------- ---------------- -----------------
 (IN MILLIONS OF CANADIAN DOLLARS)                                         2002              2001           2000
--------------------------------------------------------------- ----------------- ---------------- -----------------
Annuities                                                              $    600          $    499        $   312
Individual life and health insurance                                        595               548            547
Group life and health insurance                                             908               846            766
General insurance                                                             -                 -            124
--------------------------------------------------------------- ----------------- ---------------- -----------------
General fund premiums                                                     2,103             1,893          1,749
Segregated funds deposits                                                 1,283             1,395          1,909
--------------------------------------------------------------- ----------------- ---------------- -----------------
                                                                          3,386             3,288          3,658
Other deposits                                                            1,902             1,582            410
ASO premium equivalents                                                     409               378            365
--------------------------------------------------------------- ----------------- ---------------- -----------------
                                                                       $  5,697          $  5,248        $ 4,433
=============================================================== ================= ================ =================

Canada Life Financial Corporation                                         - 10 -

                          [PREMIUMS, PREMIUM EQUIVALENTS AND NEW DEPOSITS CHART]

Premiums, premium equivalents and new deposits of $5,697 million increased $449 million, up 9% over 2001, primarily due to increases in general fund premiums and other deposits, partially offset by declines in segregated funds deposits. Our diversified product portfolio has enabled us to increase our premium revenues as we offer fixed income products such as guaranteed and payout annuities, which customers prefer over equity based products in weak stock markets.

Premiums, premium equivalents and new deposits of $5,248 million for 2001 were up $815 million from 2000. The growth in 2001 of 18% over 2000 resulted from a significant rise in other deposits relating to customer contributions to group retirement savings plans and non-registered savings plans in the group savings business acquired in December 2000. There was also a reduction in segregated funds deposits with lower conversion between segregated funds deposits in 2001 and customer preferences shifting away from equity based products.

NET INVESTMENT INCOME, FEE INCOME AND OTHER INCOME
Net investment income was down by $54 million or 6% from 2001 due to the decline in stock markets, most impacted by the TSX and S&P 500 declines of 14% and 23% year-over-year respectively, as well as lower interest rates on our fixed income investments.

Fee income rose by $5 million, primarily due to growth in our Administrative Services Only (ASO) business of $6 million and growth in our e-commerce subsidiary, Kanetix Ltd., of $1 million. This was partially offset by a reduction in segregated funds fee income of $2 million resulting from the lower market values of segregated funds assets in 2002.

EXPENDITURES
Policyholder benefits represent payments to policyholders as well as the change in actuarial liabilities. Policyholder benefits increased by $134 million or 6% from 2001 due to an increase in the change in actuarial liabilities. Our payments to policyholders were largely unchanged from 2001.

General operating expenses were up by $5 million or 2% from 2001. The increase was due to continued investment in new administrative systems and integration of the group savings business acquired in December 2000, partly offset by efficiencies in our individual and wealth management operations and reduced expenditures to maintain existing systems. One-time expenses of $4 million relating to restructuring activities in IT were included in 2002.

Commission expenses decreased $2 million or 1% below 2001. Commission growth was seen in participating life, payout annuities and group health insurance lines, consistent with the revenue growth for these products. These increases were more than offset by the impact of lower sales in individual health, as well as individual market based Universal Life products.

The effective tax rate declined to 37% in 2002 from 43% in 2001 due to a reduction of 3.25% in the statutory tax rate and higher income tax provisions taken in 2001, which reflected the cumulative effect of federal and provincial substantially enacted tax rate reductions on future tax assets.


PRODUCTS AND SERVICES

INDIVIDUAL LIFE AND HEALTH INSURANCE
Premiums increased by $47 million or 9% from 2001 levels, led by premium growth in participating life and non-participating life insurance business lines. The growth came from a combination of renewal activity resulting from strong new business generated in 2001 and reinvestment of dividends by participating policyholders due to the strong performance achieved.

Earnings were up by $25 million to $70 million, primarily due to favourable mortality experience and operating efficiencies during the year. Our continued focus on increasing operational efficiencies and effective expense management has resulted in a reduction of the change in actuarial liabilities and contributed $21 million to earnings in 2002. In October 2002, we completed the acquisition of a leading provider of preferred term life insurance in Canada. This transaction is projected to achieve economies of scale and to be accretive to earnings in 2003.

We introduced a suite of enhanced individual protection products including Universal Life, disability and term insurance, as well as an innovative critical illness product that offers new protection options to our customers. We continue to reach our customers through our strong relationship with Managing General Agents, as well as by leveraging our expanded distribution capabilities through Kanetix Ltd., our e-commerce subsidiary, and CWMG, our Canadian worksite marketing group.

GROUP LIFE AND HEALTH INSURANCE
Premiums rose by $62 million or 7% over 2001, primarily due to new sales and additional premiums on existing cases in group health insurance. This was driven in part by our new online services for group benefit clients and their employees. This Internet based initiative enables insured individuals to track claims payments online, reducing call centre inquiries and improving operating efficiencies.

Canada Life Financial Corporation                                         - 11 -

Earnings increased by $15 million to $48 million mainly due to favourable morbidity experience in group health insurance and general business growth.

INVESTMENTS AND PENSIONS
Premiums grew by $101 million or 20% over 2001 due to strong sales in individual guaranteed and payout annuity products. The premium increases in individual guaranteed annuities reflected customers' preference for fixed income products in response to the poor performance of the stock market. Payout annuity premiums grew as a result of our competitively priced products, increased demand by retiree clients seeking secure investment vehicles, and our enhanced web based quotation system that provides our distribution network better access to our products.

Fee and other income was unchanged over last year. Fee income on individual segregated funds declined due to generally weak market performance in 2002. Fee income on group segregated funds was slightly improved over last year, as strong net cash flows in 2001 carried over into the early part of 2002 offsetting the impact of the weak equity markets in the year.

Segregated funds deposits of $1,283 million were down $112 million from 2001. Individual segregated funds deposits of $351 million were down $9 million from 2001, primarily due to customers' preference shifting away from equity based products. Group segregated funds deposits fell $103 million to $932 million, primarily due to employers contributing less to employee benefit programs in poor market conditions.

Other deposits grew by $320 million over 2001, primarily due to the growth in customer contributions to group retirement savings plans and non-registered savings programs in the group savings operation acquired in December 2000, together with growth in assets administered for third parties.

Earnings decreased by $9 million to $74 million mostly related to the impact of poor market performance, together with a benefit from investment spreads in 2001 that did not recur in 2002, partially offset by favourable mortality gains in payout annuities.

With our vision to integrate and to support all of the Canadian Division's trust and insurance based wealth management products, we established Canada Life Securities Inc. (CLSI), a member of the Investment Dealers Association. CLSI executes mutual fund, pooled fund, GIC and company stock transactions for its trust based clients. In addition, we have filed an application with the Office of the Superintendent of Financial Institutions for the establishment of a trust company.

                                             [ASSETS UNDER ADMINISTRATION CHART]

ASSETS UNDER ADMINISTRATION

-------------------------------- --------------- --------------- --------------
(IN MILLIONS OF CANADIAN
DOLLARS)                                 2002           2001            2000
-------------------------------- --------------- --------------- --------------
General fund                         $ 14,119        $  14,031       $  13,970
 Segregated funds                       7,397            8,118           8,326
 Other assets (1)                       7,346            7,756           7,470
-------------------------------- --------------- --------------- --------------
                                     $ 28,862        $  29,905       $  29,766
-------------------------------- --------------- --------------- --------------

(1) OTHER ASSETS UNDER ADMINISTRATION REPRESENT GROUP-SPONSORED RETIREMENT SAVINGS PLANS, NON-REGISTERED SAVINGS PROGRAMS AND OTHER INVESTMENTS UNDER MANAGEMENT.

Assets under administration of $28,862 million decreased by $1,043 million compared to 2001, primarily due to declines in market values of segregated funds and other assets.

Segregated funds assets decreased $721 million or 9%, against a TSX Composite Index decline of 14% for 2002. The change in segregated funds assets was better than the composite index as a result of market performance from the portfolio exceeding the overall market level, coupled with positive net cash flows for the year, primarily in the group segregated funds portfolio.

Other assets under administration decreased by $410 million or 5% primarily due to impact of market declines. The portfolio performed better than the overall equity markets as it is a diversified portfolio that has a significant element of fixed income investments.

COMPETITIVE CONDITIONS

INDIVIDUAL INSURANCE
We offer a full suite of competitive individual insurance products (participating, term, Universal Life, disability and critical illness) to meet our customers' needs. With our acquisition of a leading provider of preferred term life insurance in the fourth quarter of 2002, we have regained our top place in the term life insurance market in Canada based on September 30, 2002 market share data. We will continue to increase our presence in this market segment by focusing on the introduction of new products and enhanced intermediary relationships through business-to-business back office integration with large producer organizations.

Canada Life Financial Corporation                                         - 12 -

GROUP LIFE AND HEALTH INSURANCE
We continue to maintain our position in the highly competitive group life and health insurance market place. We are the fifth largest provider in Canada of group life and health insurance as measured by total life, health and ASO premium equivalents for the year ended 2001. We are maintaining our focus on implementing state-of-the-art technology to improve our product development cycle time and to lower unit costs. This will allow us to better penetrate the large case market (i.e., more than 500 lives covered) in the future.

Our group creditor insurance business continues to lead the market with more than 50% market share and counts the top four credit-granting institutions in Canada within its customer base. We intend to retain this position by continuing to provide superior service to our financial institution business partners through innovative technology solutions and continuous process improvement.

WEALTH MANAGEMENT
The ageing of the Canadian population is continuing to make saving for retirement a priority for many Canadians. Throughout 2002, we restructured our distribution models to enhance the relationship with our advisory channels. We will maintain our focus on growing our presence in wealth management markets.

GROUP WEALTH MANAGEMENT AND PAYOUT ANNUITIES
Our group savings business ranked second in the fast growing defined contribution plans market as at September 30, 2002, primarily due to our leading-edge customer-oriented web and reporting capabilities and enhanced member education capability through the Internet, print materials and call centre. We will focus on providing seamless, one-stop service to group customers by integrating our insurance and trust businesses on a new platform over the next few years.

Our payout annuities also ranked second in the market place as at September 30, 2002, reflecting our competitive annuity rates made available to intermediaries through our web based quotation system.

INDIVIDUAL WEALTH MANAGEMENT
Our individual savings business remained in eighth place in the Canadian market as at September 30, 2002. We offer a selection of three best-in-class investment products and a family of guaranteed products to preserve, grow and manage family wealth. Our segregated funds family includes more than 60 different funds, providing a wide range of traditional and specialized investments to deal with increasing scope and complexity of client needs. At the end of December 2002, we had more than $980 million in our guaranteed term investments and $2.5 billion in segregated funds investments.

We plan to improve our market position by continuing to listen to the needs of our customers through regular customer satisfaction surveys, expanding our product and service offerings, improving the time we take to market a new product by significantly shortening the product development cycle, and increasing our distribution capabilities.

We will continue to build on the market success of this business, to re-engineer processes and to assess changes to our technology platform in order to improve customer service and retention.


DIVISIONAL OUTLOOK
Building on a strong year in 2002, we aim to deliver solid financial performance in support of the overall corporate goal of increasing shareholder value.

Consistent with our strategy to grow through value-added acquisitions, the transaction completed this year is projected to deliver economies of scale and to be accretive to earnings in 2003.

We continue to expand our product offerings and product diversification to meet a broad range of customer needs for protection and wealth management and have implemented a new best practice product development approach to reduce time to market.

In terms of product delivery, greater attention will be paid to Internet based distribution channels and work site access. We will also build on our recently restructured distribution model to offer better service to our advisory channels through our five regional marketing centres across Canada.

Leveraging technology is essential to providing superior customer service. Our innovative web based self-serve and policy administration systems replacement in our group life and health operations is on track for completion in the third quarter of 2003 and will further solidify our position in this market. Leveraging technology is also integral to achieving a leadership position in the Canadian wealth management marketplace. A major technology project is underway to integrate and to support all of the Canadian Division's trust and insurance based wealth management products over the next few years. The business value of our technology investment is expected to cut costs, to enhance quality and customer service and, ultimately, to generate revenue and earnings growth. We have implemented strong project management practices to run these initiatives as they are critical to achieving our business objectives.

We reached a key milestone in our "pursuit of Business Excellence" journey by receiving the National Quality Institute's Progressive Excellence Program (PEP) level 2 certification. This award recognizes our continued focus on increasing customer service and satisfaction in a cost-efficient and effective way. A key focus of this program is process management, and we currently have 27 process improvement projects underway. Since 2001, we have realized $6 million in benefits as a result of these initiatives.

Canada Life Financial Corporation                                         - 13 -

UNITED KINGDOM DIVISION

HIGHLIGHTS

- 44% increase in premiums from group life and disability income protection insurance.

-    50% increase in premiums from payout annuities.

- Ceased operating the in-house Financial Consultancy sales force in November 2002.

- Acquired a significant block of group life and long term disability insurance business in October 2002, ranking us as the market leader in the group protection business. Integration of this business is progressing well.

- Significant investment in our customer support and information systems completed in 2002.

The U.K. Division offers a focused range of protection and wealth management products and related services in three main areas: individual life and health insurance, group life and health insurance, and wealth management and retirement protection:

----------------------------------------------------------------------------------
                      PROTECTION                            WEALTH MANAGEMENT
----------------------------------------------------------------------------------
 INDIVIDUAL LIFE AND HEALTH    GROUP LIFE AND HEALTH    INVESTMENTS AND PENSIONS
         INSURANCE                   INSURANCE
----------------------------------------------------------------------------------
  -  Term Life                - Term Life                - Immediate and Deferred
  -  Long Term Disability     - Disability Income          Individual Annuities
  -  Critical Illness         - Critical illness         - Payout Annuities for
                                                           individuals retiring
                                                           from company sponsored
                                                           pension plans
                                                         - Segregated Funds
                                                         - Unit Trusts
----------------------------------------------------------------------------------

INDIVIDUAL
Individual customers in the United Kingdom are now serviced through various Independent Financial Advisors (IFAs). This follows the decision in the fourth quarter of 2002 to cease operating the in-house Financial Consultancy sales force.

We are continuing to strengthen our Isle of Man operations, selling through IFAs in the United Kingdom and brokers in other selected territories.

GROUP
The transaction to acquire a significant block of group life and long term disability insurance business was completed on October 1, 2002. The U.K. Division is now the U.K. market leader in the group protection business, ranking first in group life and second in group income protection. The process of integrating this significant block of business with our existing group business has begun and is expected to be completed by the end of 2003. This business is distributed through IFAs, mainly employee benefit consultants.


FINANCIAL PERFORMANCE
Shareholders' net income increased to $148 million for the year, a $26 million or 21% increase over 2001. Contributing to this increase was the favourable impact of growth in business, as well as gains from asset liability management, offset somewhat by the impact of negative stock markets.

There were a number of non-recurring items that affected the results of operations for 2002 and the comparability of results for 2002 and 2001.

- Net income before tax of $118 million fell $29 million from 2001. Actuarial liabilities were strengthened to cover improving annuitant mortality while liabilities related to prior period pension sales and guaranteed annuity options that were no longer required were released. A gross provision of $26 million ($18 million after tax) was taken to cover the costs of the exit of the Financial Consultancy sales force. The change in accounting policy in 2002, whereby goodwill is no longer amortized as it was in 2001, contributed a $20 million favourable variance in 2002 compared to 2001.

- The tax recovery of $30 million in 2002 included benefits of $22 million arising from the business acquisition, restructuring activities and the use of previously unrecognized tax loss carryforwards. As well, as a result of the favourable settlement of certain outstanding tax issues, a $24 million tax provision was released.

Foreign currency fluctuations have had an impact on the results of operations and financial position of the U.K. Division in 2002. With the strengthening of the British pound to the Canadian dollar, the average exchange rate increased 5% over 2001, resulting in corresponding increases in the income statement, and the year-end exchange rate increased by 9%, affecting the balance sheet and assets under administration.

Canada Life Financial Corporation                                         - 14 -


---------------------------------------------- ------------- ------------- ------------- ---------------------------
U.K. DIVISION'S SHAREHOLDERS' NET INCOME                                                      2002 versus 2001
                                                                                         ---------------------------
(IN MILLIONS OF CANADIAN DOLLARS)                      2002          2001          2000      $ Change      % Change
---------------------------------------------- ------------- ------------- ------------- ------------- -------------
Investments and pensions                            $  142        $  110         $  134       $   32            29
Group life and health insurance                         16            18             (6)          (2)          (11)
Individual life and health insurance                   (10)           (6)           (16)          (4)          (67)
---------------------------------------------- ------------- ------------- ------------- ------------- -------------
U.K. Division's shareholders' net income            $  148        $  122        $   112       $   26            21
---------------------------------------------- ------------- ------------- ------------- ------------- -------------
-------------------------------------------- -------------- ------------- -------------- ------------- --------------

SUMMARY STATEMENT OF OPERATIONS

-------------------------------------------- -------------- ------------- -------------- ----------------------------
                                                                                              2002 versus 2001
                                                                                         ----------------------------
 (IN MILLIONS OF CANADIAN DOLLARS)                   2002           2001          2000       $ Change      % Change
-------------------------------------------- -------------- ------------- -------------- ------------- --------------
 REVENUES
 Premiums                                         $ 1,508       $  1,079       $   955        $   429            40
 Net investment income                                384            422           475           (38)            (9)
 Fee and other income                                 225            208           221             17             8
-------------------------------------------- -------------- ------------- -------------- ------------- --------------
                                                    2,117          1,709         1,651            408            24
-------------------------------------------- -------------- ------------- -------------- ------------- --------------
 EXPENDITURES


 Policyholder benefits                              1,698          1,270         1,243            428            34
 General operating expenses                           216            206           172             10             5
 Commissions                                           81             66            73             15            23
 Other                                                  4             20            20            (16)          (80)
-------------------------------------------- -------------- ------------- -------------- ------------- --------------
                                                    1,999          1,562         1,508            437            28
-------------------------------------------- -------------- ------------- -------------- ------------- --------------
 NET INCOME BEFORE INCOME TAXES                       118            147           143            (29)          (20)
 Income tax provision (recovery)                      (30)            25            31            (55)         (220)
-------------------------------------------- -------------- ------------- -------------- ------------- --------------
 COMMON SHAREHOLDERS' NET INCOME                  $   148       $    122      $    112        $    26            21
============================================ ============== ============= ============== ============= ==============
 RETURN ON COMMON SHAREHOLDERS' EQUITY               15.7%          14.8%         13.1%
============================================ ============== ============= ============== ============= ==============


PREMIUMS, PREMIUM EQUIVALENTS AND NEW DEPOSITS

---------------------------------------------------------------------- -------------- --------------- ---------------
(IN MILLIONS OF CANADIAN DOLLARS)                                               2002            2001            2000
---------------------------------------------------------------------- -------------- --------------- ---------------
Annuities                                                                    $ 1,009        $    674        $    589
Individual life and health insurance                                             144             159             160
Group life and health insurance                                                  355             246             206
---------------------------------------------------------------------- -------------- --------------- ---------------
General fund premiums                                                          1,508          1,079              955
Segregated funds deposits                                                      1,554           1,888           1,258
---------------------------------------------------------------------- -------------- --------------- ---------------
                                                                               3,062           2,967           2,213
Other deposits                                                                    58              83             107
---------------------------------------------------------------------- -------------- --------------- ---------------
                                                                             $ 3,120        $  3,050        $  2,320
---------------------------------------------------------------------- -------------- --------------- ---------------
---------------------------------------------------------------------- -------------- --------------- ---------------

                     [GENERAL FUND PREMIUMS AND SEGREGATED FUNDS DEPOSITS CHART]

Total premiums, premium equivalents and new deposits of $3,120 million were up $70 million or 2% over 2001. Strong payout annuity sales in the year and the impact of favourable currency movement were partly offset by a decrease in segregated funds deposits.

General fund premiums of $1,508 million were up $429 million or 40% over 2001. The majority of this increase was driven by strong sales of competitively priced payout annuities, supported by a strong investment performance and a growing market. This is in line with our strategic focus on building our retirement income business. Group life and health insurance premiums increased by 44% over the prior year, assisted by the newly acquired group business.

Segregated funds deposits of $1,554 million were down $334 million or 18% from 2001. The majority of this decrease was due to difficult market conditions and a lower number of large single premium cases from the Isle of Man relative to 2001.

Canada Life Financial Corporation                                         - 15 -

NET INVESTMENT INCOME, FEE INCOME AND OTHER INCOME
Net investment income of $384 million decreased by $38 million or 9% from 2001. This decline was due primarily to the sale of two tranches of equity instruments that had been backing products in the general fund, which matured in 2002. The decline in investment income was offset by a corresponding reduction in actuarial liabilities and, therefore, resulted in no impact on net income.

Fee and other income of $225 million increased by $17 million or 8% over 2001. This increase was consistent with the increase in offshore business, which has grown despite the drop in single premium cases relative to 2001 and also includes $7 million from the impact of currency movements.

EXPENDITURES
Policyholder benefits rose by $428 million or 34% over 2001. Payments to policyholders increased by $203 million or 22%, primarily due to higher group life insurance claims, which included the acquired group business, and higher payout annuity payments arising from growth in new business. The change in actuarial liabilities increased by $225 million from 2001, primarily due to the growth in new business in payout annuities.

General expenses of $216 million were up $10 million or 5% over 2001. Excluding the $24 million in expenses relating to the closure of the Financial Consultancy sales force and $10 million of currency translation impact, expenses decreased by $24 million over 2001 as a result of lower expenditures for the review of past pension sales and improved operational efficiencies. Commissions rose by $15 million or 23% over 2001 due mainly to the growth in new business and a higher proportion of the business on the Isle of Man attracting commission payments relative to 2001.


PRODUCTS AND SERVICES

INDIVIDUAL LIFE AND HEALTH INSURANCE
Total non-participating and participating individual life and health insurance premiums decreased by $15 million or 9% from 2001. Non-participating individual life and health insurance premiums decreased by $12 million or 18% from 2001 due in part to a fall-off of sales in the latter part of the year as a result of the exit of the Financial Consultancy sales force and to the cumulative effect of a small reclassification of reinsurance that reduced premiums and the change in actuarial liabilities.

Having exited the Financial Consultancy sales force, the distribution of individual life and health insurance products will continue through IFAs.

Our strategy going forward is to develop unit linked types of protection products instead of the more conventional non-linked types of products that we currently offer.

GROUP LIFE AND HEALTH INSURANCE
In group life and health insurance, premium income increased by $109 million or 44% over 2001, of which $70 million was due to the acquisition of the block of group business and the remainder due to new business and strong renewal premium growth during the year.

Combining both the existing and new business acquired together, on an annualized basis, the group business grew 4% in premium revenue over the year 2001. There was particular strength in the life product, where premiums grew by almost 7%. The number of lives covered increased by 4.5%. The level of in-force business for the combined group business has been maintained over the first three months of combined operations in 2002.

INVESTMENTS AND PENSIONS
In total, wealth management premiums and deposits were relatively flat year over year. However, excluding a large single premium case for $400 million that enhanced the 2001 figures, premiums grew by 17%, much of which was due to the strong payout annuity sales. Sales of our unique retirement income product, the Annuity Growth Account, are now beginning to reach expectations with sales in 2002 of $167 million, a growth of 66% over 2001.

Canada Life Financial Corporation                                         - 16 -

                                             [ASSETS UNDER ADMINISTRATION CHART]

ASSETS UNDER ADMINISTRATION

-------------------------------------- ------------- ------------- ------------
 (IN MILLIONS OF CANADIAN DOLLARS)           2002           2001           2000
-------------------------------------- ------------- ------------- ------------
General fund                            $  10,345      $   7,421     $    6,855
 Segregated funds                          10,671         11,053        11,219
 Other assets                                 553            615           668
-------------------------------------- ------------- ------------- ------------
                                        $  21,569      $  19,089     $  18,742
====================================== ============= ============= ============

Total assets under administration of $21,569 million increased $2,480 million or 13% over 2001. The impact of currency translation due to the change in rates over 2001 was an increase of $1,810 million. In local currency, total assets increased by 3%.

General fund assets grew by $2,924 million or 39% over 2001. In local currency, these assets increased by 27%. This increase is a result of the level of growth in new business for payout annuities and the group acquisition.

Segregated funds assets fell by $382 million or 3% from 2001. In local currency, these assets fell by 12% due to the impact of the fall in the U.K. stock market during 2002, partially offset by increases in the business written through Canada Life International.

Other assets include unit trusts held by outside investors. These assets have fallen by 10% due to the drop in the U.K. stock market in 2002 and the reduction of sales of these products following the closure of the Financial Consultancy sales force.

COMPETITIVE CONDITIONS
The U.K. market is the third largest life insurance market in the world and the largest market for life insurance in Europe. It is also one of the fastest growing life insurance markets for protection and wealth management products. These opportunities have resulted in a large number of international and domestic based competitors operating in the United Kingdom.

Canada Life is in the top 30 of life insurance companies operating in the United Kingdom, and we hold strong positions in several niche areas:
  - In the group protection business, we are the market leader, ranking first in group life with approximately 30% of that market and second in the group income protection market with a 21% market share.
  - In the wealth management business, we are a top provider of offshore single premium investment products into the United Kingdom.
  - In the retirement business, we are a top five payout annuity provider based on latest industry data.

DIVISIONAL OUTLOOK
With the acquisition of the group business in 2002, a primary target for 2003 is to maintain current business levels and to integrate the acquired business with our existing operations with minimal impact on customer service levels. The integration process is progressing well, and we expect this to be completed by the end of 2003. Our goal is to have the lowest unit costs and best customer service in this market segment.

The U.K. regulatory environment is expected to change within the next year or so. The strictly polarized selling regime, under which companies can sell only those investment and savings products they themselves manufacture or sell through IFAs, is expected to change. We expect the new regime will enable strong niche providers such as Canada Life to leverage its expertise and manufacture some of its products for other providers lacking that expertise. This is a new and potentially exciting distribution method for Canada Life in the United Kingdom. We also expect the IFA channel to maintain an important distribution role going forward, and we believe our strong niche position will continue to be favoured by IFAs in the new regulatory environment.

We have continued our focus on growing our retirement income business in 2002 with the sales of payout annuities and our innovative new Annuity Growth Account. This led to sales in 2002 that were 66% higher than the previous year. Given an ageing U.K. population with accumulated pension funds vesting, the prospect for the sales of payout annuities is good.

A new onshore investment product with options to invest with a variety of fund managers was launched in late 2002. It is expected to be one of the important products for growth in 2003 new business. We believe the design of the product is consistent with the direction of the new regulatory environment.

The Division has made major strides forward in systems rationalization, with our recent group acquisition, and in establishing a clear and focused strategy in preparation for the new regulatory environment. We believe we are well positioned for future growth.

Canada Life Financial Corporation                                         - 17 -

UNITED STATES DIVISION

HIGHLIGHTS

-    Shareholders' net income increased by $14 million or 16% over 2001.

-    Group premiums increased by $104 million or 23% over 2001.

- General expenses decreased by $5 million compared to 2001 due to continued focus on cost containment.

- Completed the relocation of 90 service positions to the Company's Canadian western headquarters in Regina, which is expected to generate expense savings of $3 million in 2003.


The U.S. Division offers a wide range of protection and wealth management products and related services. It is organized into two operational areas that market (i) group life insurance, disability income insurance and other group protection products and (ii) individual life insurance, and savings and investment products. For ease of comparison among divisions, the U.S. Division's discussion and analysis is broken down by product grouping rather than by distribution channels:

--------------------------------------------------------------------------------------
                       PROTECTION                              WEALTH MANAGEMENT
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
 INDIVIDUAL LIFE AND HEALTH      GROUP LIFE AND HEALTH     INVESTMENTS AND PENSIONS
          INSURANCE                    INSURANCE
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
  - Whole Life                 -  Long Term Disability     - Fixed Annuities
  - Term Life                  -  Short Term Disability    - Variable Annuities
  - Universal Life             -  Accidental Death and       (Segregated Funds)
  - Critical Illness              Dismemberment
  - Variable Universal Life    -  Dental
    (Segregated Funds)         -  Critical Illness
                               -  Medical Stop Loss
                               -  Group Life
--------------------------------------------------------------------------------------

The Division carries on business in all 50 states and in the District of Columbia through 30 group offices and 20 individual offices, which support distribution of its products through independent personal producing agents, brokers, consultants and salaried group sales representatives.


FINANCIAL PERFORMANCE
Shareholders' net income increased 16% to $101 million for 2002 compared to $87 million in 2001. Improved mortality experience, increases in investment performance resulting from continued asset and liability matching improvements and a positive impact from revised assumptions in individual insurance actuarial liabilities contributed to the increase. These favourable factors were partially offset by poor morbidity experience in the group health line, and higher income taxes in wealth management.

--------------------------------------------------- ------------ ------------ ------------ -------------------------
U.S. DIVISION'S  SHAREHOLDERS' NET INCOME                                                      2002 versus 2001
                                                                                           -------------------------
(IN MILLIONS OF CANADIAN DOLLARS)                         2002         2001          2000     $ Change     % Change
--------------------------------------------------- ------------ ------------ ------------ ------------ ------------
Individual life and health insurance                     $  51        $  38        $   31       $  13           34
Group life and health insurance                              1           (3)           15           4          133
Investments and pensions                                    49           52            36          (3)          (6)
--------------------------------------------------- ------------ ------------ ------------ ------------ ------------
U.S. Division's shareholders' net income                 $ 101        $  87        $   82       $  14           16
--------------------------------------------------- ------------ ------------ ------------ ------------ ------------
--------------------------------------------------- ------------ ------------ ------------ ------------ ------------

Canada Life Financial Corporation                                         - 18 -

SUMMARY STATEMENT OF OPERATIONS

-------------------------------------------------- ------------ ------------ ------------ -------------------------
                                                                                                2002 versus 2001
                                                                                          -------------------------
 (IN MILLIONS OF CANADIAN DOLLARS)                        2002         2001         2000    $ Change     % Change
-------------------------------------------------- ------------ ------------ ------------ ------------ ------------
 REVENUES
 Premiums                                              $1,784       $ 1,671     $  1,351     $   113            7
 Net investment income                                    705           692          698          13            2
 Fee and other income                                      21            16           21           5           31
-------------------------------------------------- ------------ ------------ ------------ ------------ ------------
                                                        2,510         2,379        2,070         131            6
-------------------------------------------------- ------------ ------------ ------------ ------------ ------------
 EXPENDITURES
 Policyholder benefits                                  2,074         1,992        1,730          82            4
 General operating expenses                               150           155          128          (5)          (3)
 Commissions                                              119           106           86          13           12
 Other                                                     18            18           27
-------------------------------------------------- ------------ ------------ ------------ ------------ ------------
                                                        2,361         2,271        1,971          90            4
-------------------------------------------------- ------------ ------------ ------------ ------------ ------------
 NET INCOME BEFORE INCOME TAXES                           149           108           99          41           38
 Income tax provision                                      51            30           25          21           70
-------------------------------------------------- ------------ ------------ ------------ ------------ ------------
 NET INCOME                                                98            78           74          20           26
 Participating policyholders' net loss                     (3)           (9)          (8)          6           67
-------------------------------------------------- ------------ ------------ ------------ ------------ ------------
 COMMON SHAREHOLDERS' NET INCOME                       $  101       $    87     $     82     $    14           16
-------------------------------------------------- ------------ ------------ ------------ ------------ ------------
-------------------------------------------------- ------------ ------------ ------------ ------------ ------------
 RETURN ON COMMON SHAREHOLDERS' EQUITY                    14.9%       13.4%        12.9%
-------------------------------------------------- ------------ ------------ ------------ ------------ ------------
-------------------------------------------------- ------------ ------------ ------------ ------------ ------------

PREMIUMS, PREMIUM EQUIVALENTS AND NEW DEPOSITS

----------------------------------------------------------------- ---------------- --------------- ----------------
(IN MILLIONS OF CANADIAN DOLLARS)                                            2002             2001            2000
----------------------------------------------------------------- ---------------- --------------- ----------------
Annuities                                                               $     805        $    790        $     580
Individual life and health insurance                                          427              433             428
Group life and health insurance                                               552              448             343
----------------------------------------------------------------- ---------------- --------------- ----------------
General fund premiums                                                       1,784            1,671           1,351
Segregated funds deposits                                                     222              102             115
----------------------------------------------------------------- ---------------- --------------- ----------------
                                                                        $   2,006        $  1,773        $   1,466
----------------------------------------------------------------- ---------------- --------------- ----------------
----------------------------------------------------------------- ---------------- --------------- ----------------

                     [GENERAL FUND PREMIUMS AND SEGREGATED FUNDS DEPOSITS CHART]

General fund premiums of $1,784 million in 2002 increased by $113 million or 7% from 2001. Strong group life and health premium income in addition to higher individual annuity sales contributed to the increase, which was partially offset by a decrease in GIC sales. The slight decrease in individual insurance is due to lower premiums in older closed blocks of business.

Segregated funds deposits of $222 million in 2002 were $120 million or 118% higher than 2001 due to enhanced variable annuity fund offerings.

NET INVESTMENT INCOME, FEE INCOME AND OTHER INCOME
Net investment income of $705 million increased $13 million from 2001. A decrease in income due to poor stock market performance was more than offset by the positive impact of recoveries on impaired investments and strengthening of the U.S. dollar. Fee and other income increased by $5 million or 31% over 2001. The increase was due to a non-recurring gain resulting from a reinsurance treaty.

EXPENDITURES
Policyholder benefits increased by $82 million or 4% over 2001, primarily due to the growth of the group life and health protection business. In addition, individual annuity actuarial liabilities were up as a result of higher sales. General expenses of $150 million decreased $5 million or 3% compared to 2001. The general expenses for the year included a one-time cost of $3 million associated with the transfer of 90 service positions to the Company's western headquarters in Regina from Atlanta.

The increase in the effective rate of income tax in 2002 is due to the change in mix of income.

Canada Life Financial Corporation                                         - 19 -

PRODUCTS AND SERVICES

INDIVIDUAL LIFE AND HEALTH INSURANCE
The Division's transition to a focus on non-participating insurance products continued with a 28% increase in sales of non-participating insurance as measured by new annualized premiums over 2001. Individual life and health premiums decreased primarily due to lower premiums in the reinsured Crown Life business as that business declines over time.

The focus in the individual insurance operation was concentrated on maintaining the competitiveness of its product portfolio and enhancing customer service. In the fourth quarter of 2002, a new Variable Universal Life administration platform was implemented. The platform will enable a greater variety of Variable Universal Life products to be offered. Moreover, several enhancements were made to the non-participating term insurance product offerings. Further product development work was completed on a new Universal Life product for introduction early in 2003. As announced in the third quarter of 2002, 50 full time support service positions were relocated to the Company's western headquarters in Regina from Atlanta. The associated expense savings resulting from this move are expected in 2003.

GROUP LIFE AND HEALTH INSURANCE
Premium revenues increased by $104 million or 23% compared to 2001, driven by a combination of new sales and completion of the Ohio National transaction. In 2001, a strategic alliance was established with Ohio National, which allowed us to renew their in-force block of business beginning with July 2001 renewals.

A major focus in 2002 included re-pricing of a significant portion of the product portfolio and fine tuning underwriting to address product lines where profitability did not meet management's expectations. Also, in the third quarter of 2002, 40 full time service positions were relocated to the Company's western headquarters in Regina from Atlanta. The benefits of these initiatives are expected to impact positively on 2003 results.

INVESTMENTS AND PENSIONS
While protection products are the U.S. Division's primary focus, the Division will continue to look for opportunities to write wealth accumulation business where our profitability objectives can be met.

Strong single premium annuity sales offset by reduced GIC premiums accounted for the 2% increase in annuity premiums. GIC sales were below 2001 as the marketplace did not present the same opportunities to achieve favourable spreads. Segregated funds deposits of $222 million in 2002 were $120 million or 118% higher than 2001 due to enhanced variable annuity fund offerings.

ASSETS UNDER ADMINISTRATION

--------------------------------------- ------------ ----------- ------------
 (IN MILLIONS OF CANADIAN DOLLARS)            2002         2001         2000
--------------------------------------- ------------ ----------- ------------
General fund                             $  10,990    $  10,942   $    9,870
Segregated funds                               698          825          854
--------------------------------------- ------------ ----------- ------------
                                         $  11,688    $  11,767    $  10,724
--------------------------------------- ------------ ----------- ------------

                                             [ASSETS UNDER ADMINISTRATION CHART]

Total assets decreased by $79 million or 1% compared to 2001. Total general fund assets grew by $48 million or 0.4% over 2001. Total segregated funds assets decreased by $127 million or 15% from 2001, primarily attributable to a decline in U.S. stock markets. As protection products remain the primary focus for the Division, asset growth is expected to be lower than the overall corporate growth rate.

COMPETITIVE CONDITIONS
The Company's U.S. Division operates in a large, competitive and highly fragmented market. In addition, certain of the Division's products compete with similar products offered by banks, mutual funds companies and other companies outside the insurance industry. Over the past 10 years, the industry has undergone significant consolidation, and management believes this consolidation trend will continue. Distribution channels continue to evolve, and the competition for distribution relationships is significant. While industry distribution through the Internet remains limited, technology and the use of the Internet are required in the areas of providing customer information and self-service capabilities for clients and producers.

DIVISIONAL OUTLOOK
Advancing into 2003, we will continue to add to our competitive product portfolio in individual protection through the release of several new and updated product offerings. We will also be expanding distribution relationships including expansion of our Variable Universal Life wholesaling network. In addition to a continued focus on group profitability, a main initiative for group protection is to develop additional business through our in-force groups.

Continuing to enhance service to producers and policyholders is a focus through both technology and process improvement initiatives. This includes enhancement of the Division's Internet self-service portals.

Canada Life Financial Corporation                                         - 20 -

IRISH DIVISION

  HIGHLIGHTS

   - Effective January 1, 2003, the Division completed the acquisition of the German life operations of a major international insurer making Canada Life Europe one of the top five companies in the German broker unit linked market and the German market leader in critical illness insurance.

   - Maintained business volumes in the Republic of Ireland despite difficult stock market conditions including strong sales of the government-sponsored "Special Savings Incentive Accounts", which generated $65 million of premium revenue.

   - Developed a "Personal Retirement Savings Account" product in line with new pension regulations, which will begin to be sold in 2003.


The Irish Division offers a wide range of protection and wealth management products in the Republic of Ireland and Germany. Asset management services are also offered through our subsidiary, Setanta.

------------------------------------------------------------------------------------
                       PROTECTION                            WEALTH MANAGEMENT
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
 INDIVIDUAL LIFE AND HEALTH     GROUP LIFE AND HEALTH     INVESTMENTS AND PENSIONS
         INSURANCE                    INSURANCE
------------------------------------------------------------------------------------
  - Term Life                 -  Short Term Single         - Regular Premium
  - Regular Premium Unit         Premium Group Life          Pension Accumulation
    Linked                    -  Disability Insurance      - Single Premium
  - Critical Illness                                         Pension Accumulation
                                                           - Single Premium Fixed
                                                             Payout Annuities
                                                           - Single Premium
                                                             Investments
                                                           - Regular Premium
                                                             Savings
                                                           - Participating
                                                             Endowments
------------------------------------------------------------------------------------

The Division operates through 13 branch offices in the Republic of Ireland. With the recent acquisition on January 1, 2003, of the German operation of a major international insurer, we have expanded our presence with an office in Frankfurt as well as our existing Cologne office.

Our 240,000 policies in Ireland are serviced through two major distribution channels: Independent Brokers and the Financial Consultancy Division (direct sales). Following the acquisition, Canada Life Europe has become a new force in the German market with 120,000 policies and close to 7,000 broker contacts.


FINANCIAL PERFORMANCE
Foreign currency fluctuations had an impact on the results of operations and financial position of the Irish Division in 2002. The average exchange rate for the Euro increased by 7% over 2001, which has resulted in a corresponding increase in the income statement and the year-end exchange rate increased by 17%, which affected the balance sheet and assets under administration.

Shareholders' net income was $30 million for the year, a $4 million or 12% decrease from 2001. Net income from wealth management was adversely impacted by poor stock markets, which have reduced new business volumes and investment and fee income and also required increases in policy liabilities for the "Unitized with Profit Fund" business. However, net income from our protection business increased by $3 million, primarily as a result of favourable claims experience.

--------------------------------------------------- ------------ ------------ ------------ -------------------------
IRISH DIVISION'S SHAREHOLDERS' NET INCOME                                                      2002 versus 2001
                                                                                           -------------------------
(IN MILLIONS OF CANADIAN DOLLARS)                          2002         2001         2000     $ Change     % Change
--------------------------------------------------- ------------ ------------ ------------ ------------ ------------
Individual and group life and health insurance           $  16        $  13        $   11       $    3          23
Investments and pensions                                    14           21            11           (7)        (33)
--------------------------------------------------- ------------ ------------ ------------ ------------ ------------
Irish Division's shareholders' net income                $  30        $  34        $   22       $   (4)        (12)
--------------------------------------------------- ------------ ------------ ------------ ------------ ------------

Canada Life Financial Corporation                                         - 21 -

SUMMARY STATEMENT OF OPERATIONS

------------------------------------------------- ------------ --------------------------- --------------------------
                                                                        Restated*                 As reported
                                                               --------------------------- --------------------------
 (IN MILLIONS OF CANADIAN DOLLARS)                       2002         2001*        2000*          2001         2000
------------------------------------------------- ------------ ------------- ------------- ------------ -------------
 REVENUES
 Premiums                                              $  139       $  159        $ 134         $  391       $ 344
 Net investment income                                     55           52           54             65          77
 Fee and other income                                      95           92           74             58          57
------------------------------------------------- ------------ ------------- ------------- ------------ -------------
                                                          289          303          262            514         478
------------------------------------------------- ------------ ------------- ------------- ------------ -------------
 EXPENDITURES
 Policyholder benefits                                    101          133          118            344         334
 General operating expenses                                88           74           68             74          68
 Commissions                                               70           54           42             54          42
 Other                                                    (12)          (9)          (2)            (9)         (2)
------------------------------------------------- ------------ ------------- ------------- ------------ -------------
                                                          247          252          226            463         442
------------------------------------------------- ------------ ------------- ------------- ------------ -------------
 NET INCOME BEFORE INCOME TAXES                            42           51           36             51          36
 Income tax provision                                       7           13           11             13          11
------------------------------------------------- ------------ ------------- ------------- ------------ -------------
 NET INCOME                                                35           38           25             38          25
 Participating policyholders' net income                    5            4            3              4           3
------------------------------------------------- ------------ ------------- ------------- ------------ -------------
 COMMON SHAREHOLDERS' NET INCOME                       $   30       $   34        $  22         $   34       $  22
------------------------------------------------- ------------ ------------- ------------- ------------ -------------
------------------------------------------------- ------------ ------------- ------------- ------------ -------------
 RETURN ON COMMON SHAREHOLDERS' EQUITY                  10.1%         16.7%          13.7%        16.7%         13.7%
------------------------------------------------- ------------ ------------- ------------- ------------ -------------
------------------------------------------------- ------------ ------------- ------------- ------------ -------------

* WITH NEW ACTUARIAL STANDARDS INTRODUCED IN 2001, THE "UNITIZED WITH PROFIT FUND" BUSINESS WAS RECLASSIFIED FROM GENERAL FUND TO SEGREGATED FUND BUSINESS COMMENCING IN 2002. THE TRANSFER OF THIS BUSINESS HAS NO IMPACT ON NET INCOME, BUT IT CHANGES YEAR-OVER-YEAR COMPARABILITY OF GENERAL AND SEGREGATED FUNDS PREMIUMS AND ASSETS. FOR EASE OF COMPARISON, THE 2001 AND 2000 NUMBERS ARE ALSO SHOWN ON A COMPARABLE BASIS IN THE TABLES ABOVE AND BELOW.

PREMIUMS, PREMIUM EQUIVALENTS AND NEW DEPOSITS

------------------------------------------------ ------------- --------------------------- --------------------------
                                                                        Restated*                  As reported
                                                               --------------------------- --------------------------
(IN MILLIONS OF CANADIAN DOLLARS)                       2002          2001*    2000*         2001         2000
------------------------------------------------ ------------- ------------- ------------- ------------ -------------
Wealth management                                   $    112      $    130       $    107      $   362       $  317
Protection                                                27            29             27           29           27
------------------------------------------------ ------------- ------------- ------------- ------------ -------------
General fund premiums                                    139           159            134           391         344
Segregated funds deposits                                660           674            617           442         407
------------------------------------------------ ------------- ------------- ------------- ------------ -------------
                                                    $    799      $    833       $    751      $   833       $  751
------------------------------------------------ ------------- ------------- ------------- ------------ -------------
------------------------------------------------ ------------- ------------- ------------- ------------ -------------

                 [GENERAL FUND PREMIUMS AND SEGREGATED FUNDS DEPOSITS CHART]

Premiums and new deposits fell $34 million or 4% from 2001. A decline in the sale of single premium equity backed products was offset somewhat by currency rate movements and strong sales of the government-sponsored "Special Savings Incentive Accounts", which generated premiums totalling $65 million. Canada Life Europe generated premiums of $23 million in 2002, a $19 million increase over 2001. Sales of regular premium pension accumulation products have been particularly strong in Germany.

INVESTMENT INCOME, FEE INCOME AND OTHER INCOME
Net investment income increased by $3 million over 2001. The impact of the drop in stock markets was more than offset by increased investment income arising from growth in general fund assets.

Fee and other income rose by $3 million over 2001. The higher fee income from business growth in Germany was partly offset by a decline in fee income in Ireland as a result of poor stock markets.

EXPENDITURES
Policyholder benefits fell by $32 million from 2001. Payments to policyholders fell $22 million as a result of a lower level of guaranteed bond maturities than in 2001.

Commissions increased by $16 million or 30% over 2001. This was due to commissions paid on German business.

Canada Life Financial Corporation                                         - 22 -

General expenses increased by $14 million or 19% over 2001. Expansion in Germany and the strengthening of the Euro against the Canadian dollar caused most of the increase. Expenses in Ireland increased by 6% in local currency.

The effective tax rate fell from 25% in 2001 to 17% in 2002. This reflects a general reduction in statutory tax rates in Ireland, with average statutory tax rates decreasing from 21% in 2001 to 16% in 2002.


PRODUCTS AND SERVICES

INDIVIDUAL AND GROUP LIFE AND HEALTH INSURANCE
Total individual protection premiums increased by $5 million to $89 million in 2002, including $66 million of segregated funds deposits. We continue to be one of the leading writers of protection business in Ireland with an estimated market share of 10%. We focus on the segregated funds protection market, where margins are higher. During 2002, we added an innovative disability benefit to our product, which we believe will help us retain our strong position in this market.

Group products represent a very small part of the Irish Division's business. In 2002, premium income dropped by $3 million from 2001. The competitive rates available in this market are too low to satisfy our targets for return and profit objectives. As a result, we expect to see revenues decline further over the coming years.

We sell both disability benefit and critical illness products in Germany, and these represent approximately 30% of our existing business in Germany. This business will be enhanced by the recent acquisition, increasing the existing number of protection policies from 4,000 to 40,000 and making Canada Life Europe the market leader in critical illness insurance.

INVESTMENTS AND PENSIONS
The Irish Division continues to focus on wealth management business as an area of growth. This business was impacted by the decline in global stock markets. However, the lower sales of single premium equity backed products were offset somewhat by the launch of an innovative guaranteed investment bond. In addition, regular premium income rose 16% over 2002. Sales of the government-sponsored "Special Savings Incentive Accounts" were particularly strong, generating $42 million of new annualized premiums and $65 million in premium income.

The company-sponsored pensions market is growing rapidly and continues to be the focus of our back office administration and information system developments. During 2002, we developed a "Personal Retirement Savings Account" product, in line with new pension regulation. Sales of this product will begin in 2003.

Investment and pensions represent 70% of our business in Canada Life Europe. 2002 was our second full year of operation in the German market, and the operation reported break-even income for the year. The recent acquisition increases the existing number of pension policies from 8,000 to 80,000 and will fuel further growth in this line of business.

ASSETS UNDER ADMINISTRATION

------------------------------ --------- ------------------- --------------------
                                              Restated*          As reported
                                         ------------------- --------------------
(IN MILLIONS OF CANADIAN
DOLLARS)                           2002      2001*     2000*     2001      2000
------------------------------ --------- --------- --------- --------- ----------
General fund                    $ 1,401   $   953   $   844   $ 1,609   $ 1,300
Segregated funds                  3,128     2,746     2,436     2,090     1,980
------------------------------ --------- --------- --------- --------- ----------
                                $ 4,529   $ 3,699   $ 3,280   $ 3,699   $ 3,280
------------------------------ --------- --------- --------- --------- ----------

* As a result of the change to the classification of "Unitized with Profit Fund", the split of assets between general fund and segregated funds has changed since 2001. "Unitized with Profit Fund" assets were recorded in the general fund in 2001 at $656 million (2000 - $456 million).

                                            [ASSETS UNDER ADMINISTRATION CHART]

Total assets increased $830 million or 22% over 2001 as a result of business growth, increased capital to fund organic growth of the business and the impact of currency strengthening offset somewhat by the impact of stock market declines.

COMPETITIVE CONDITIONS
The life insurance market in Ireland is very mature with one of the highest penetration rates in the world. The larger companies hold a significant share of the market. Canada Life has the fifth largest life insurance operation in Ireland as measured by new business market share.

We operate in all segments of the market. We focus on higher margin products including segregated funds protection, pensions and single premium business. We write smaller amounts of group risk and term assurance business, which command lower margins.

Canada Life Financial Corporation                                         - 23 -

During 2002, we successfully established ourselves in the broker market in Germany. The completion of the acquisition of the German life operations previously noted, will rapidly expand Canada Life's presence in this market. Canada Life Europe will be one of the top five companies in the broker unit linked market and the market leader in critical illness insurance.

DIVISIONAL OUTLOOK
Our focus in Ireland for 2003 will continue to be on the major growth areas within wealth management. The buoyant pensions market is likely to expand further with recent changes to pension regulation. We have achieved rapid sales growth over a number of years in this market. We will continue to invest in our back office administration systems to enhance and to streamline customer service in this area. Value-added customer service, combined with Setanta's above-average investment performance, will support our growth plans in this market.

We are looking for investor confidence in stock market performance to improve during 2003, which we expect would bring a consequent increase in sales of single premium products. We will continue to offer a wide range of investment alternatives including our successful guaranteed investment bond.

In 2003, we will focus on integrating the acquisition in Germany into our existing operation and on the retention of the business, as well as building future growth. The Company is well positioned to benefit from strong growth in the private pensions market. The German acquisition also provides the opportunity to gain from operational efficiencies, as this business will be administered from Dublin using existing information systems. This is expected to lead to lower unit costs in both Ireland and Germany.


INTERNATIONAL AND REINSURANCE DIVISION

  HIGHLIGHTS

-    51% increase in life reinsurance premiums.

- Canada Life International Re Ltd. wrote several significant reinsurance arrangements.

- Slowed growth in pension premiums due to Brazil currency devaluation and election.

- For September 11, 2001 claims, continued to hold a prudent provision consistent with that established in 2001.

This Division is organized into two areas of business offering the following products:

-------------------------------------------------------------------------------------
              INTERNATIONAL                               REINSURANCE
-------------------------------------------------------------------------------------
                                                                 ACCIDENT & HEALTH
     PROTECTION        WEALTH MANAGEMENT      LIFE INSURANCE         INSURANCE*
-------------------------------------------------------------------------------------
 - Individual Life     - Pension Plans      - Individual Life    - Catastrophe
 - Individual Health                        - Group Life         - Personal
 - Group Life                               - Financial            Accident
 - Group Health                                                  - Worker's
                                                                   Compensation
                                                                 - Disability
-------------------------------------------------------------------------------------

  * THE COMPANY IS NOT SELLING ANY NEW ACCIDENT AND HEALTH INSURANCE BUSINESS BUT IS ONLY ADMINISTERING THE RUN-OFF OF EXISTING BUSINESS.

The International operation manages subsidiary operations in Puerto Rico and Brazil, as well as business in Hong Kong, Macau, Bermuda and Bahamas.

Through our Reinsurance operation we are a reinsurer of regular life insurance. We also manage the services of Canada Life International Re Ltd. Having previously acted as both a reinsurer and a retrocessionaire in the accident and health insurance business, we ceased writing new business in 2001 and now only administer the run-off of these contracts. We also administer a small number of financial reinsurance contracts. The majority of the Division's reinsurance business is in the United States.

FINANCIAL PERFORMANCE
Shareholders' net income of $24 million for 2002 increased by $7 million or 41% over 2001 excluding the 2001 provision related to September 11, 2001 claims. The year-over-year growth in net income from our reinsurance operations arose from favourable mortality experience and improved morbidity experience in the run-off of our block of accident and health business. The small decline in net income from the International operations was the result of less favourable than expected experience in the Caribbean region.

Canada Life Financial Corporation                                         - 24 -

---------------------------------------------------- ------------ ----------- ------------ -------------------------
INTERNATIONAL AND REINSURANCE DIVISION'S
  SHAREHOLDERS' NET INCOME
(IN MILLIONS OF CANADIAN DOLLARS)                         2002         2001          2000      2002 versus 2001
                                                                                           ------------ ------------
                                                                                              $ Change     % Change
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------
International                                            $   4        $   5        $    5       $  (1)          (20)
Reinsurance                                                 20           12            12           8            67
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------
International and Reinsurance Division's
  shareholders' net income before the
  following:                                                24           17            17           7            41
Provision for claims arising from September 11, 2001         -          (85)                       85           100
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------
International and Reinsurance Division's
  shareholders' net income (loss)                        $   24       $ (68)       $   17       $   92          135
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------


SUMMARY STATEMENT OF OPERATIONS

---------------------------------------------------- ------------ ----------- ------------ -------------------------
(IN MILLIONS OF CANADIAN DOLLARS)                           2002        2001          2000     2002 versus 2001
                                                                                           -------------------------
                                                                                              $ Change     % Change
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------
 REVENUES
 Premiums                                                 $  381      $  324       $  277       $  57           18
 Net investment income                                        67          66           61           1            2
 Fee and other income                                          5           5            3           -            -
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------
                                                             453         395          341          58           15
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------
 EXPENDITURES
 Policyholder benefits                                       291         401          228        (110)         (27)
 General operating expenses                                   33          35           27          (2)          (6)
 Commissions                                                  96          60           53          36           60
 Other                                                         3           9            9          (6)         (67)
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------
                                                             423         505          317         (82)         (16)
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------
 NET INCOME (LOSS) BEFORE INCOME TAXES                        30        (110)          24         140          127
 Income tax provision (recovery)                               6         (42)           6          48          114
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------
 NET INCOME (LOSS)                                            24         (68)          18          92          135
 Participating policyholders' net income                       -           -            1           -            -
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------
 COMMON SHAREHOLDERS' NET INCOME (LOSS)                   $   24      $  (68)      $   17       $  92          135
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------

PREMIUMS, PREMIUM EQUIVALENTS AND NEW DEPOSITS

---------------------------------------------------------------- ---------------- ---------------- -----------------
(IN MILLIONS OF CANADIAN DOLLARS)                                            2002             2001   2000
---------------------------------------------------------------- ---------------- ---------------- -----------------
International                                                            $   145          $   155        $   124
Reinsurance
  Life                                                                        221              146           122
  Accident and health                                                          15               23            31
---------------------------------------------------------------- ---------------- ---------------- -----------------
General fund premiums                                                         381              324           277
Segregated funds deposits                                                       2                1             3
---------------------------------------------------------------- ---------------- ---------------- -----------------
                                                                         $   383          $   325        $   280
---------------------------------------------------------------- ---------------- ---------------- -----------------
---------------------------------------------------------------- ---------------- ---------------- -----------------

                    [GENERAL FUND PREMIUMS AND SEGREGATED FUNDS DEPOSITS CHART]

INTERNATIONAL OPERATIONS
Our International operations offer life, health and pension insurance products through multiple distribution channels including agents, insurance brokers and the Internet. The already established Beijing representative office continued to study market conditions in the People's Republic of China.

Premium income for the International operation was $145 million in 2002, down $10 million or 6% from 2001 on a comparative basis. Group sales in Puerto Rico declined with more focus on profitability. On January 2, 2002, the Puerto Rico subsidiary, Canada Life Insurance Company Inc. of Puerto Rico, became operational, thereby eliminating the 4% premium tax applied to branch operations in that jurisdiction. Group life premiums in Brazil grew in 2002 although overall premium revenue in Brazil declined by $5 million or 25% due

Canada Life Financial Corporation                                         - 25 -
to the weakening of the Real and the uncertainty surrounding the October 2002 election in that country. During 2002, our Brazilian operations continued to focus on increasing our profile with targeted clients and building infrastructure to deliver superior customer service in the pension and group life markets. Participating premiums decreased by $2 million in 2002, reflecting the ongoing planned run-off of the closed funds since demutualization.

REINSURANCE OPERATIONS
LIFE REINSURANCE
The Life Reinsurance operation expanded during 2002 with many new customer relationships. Life reinsurance premiums increased to $221 million up 51% from $146 million in 2001 with an associated increase in commissions, primarily due to strong growth in U.S. sales to our expanding client base. The return on investment that was priced for on new business sales increased during 2002, reflecting both increased opportunities in the U.S. life reinsurance marketplace and efficiencies gained from Canada Life International Re Ltd.

During 2002, Canada Life International Re Ltd. continued to provide traditional life reinsurance and retrocession to customers in North America and Europe, as well as supporting the Company's operations in all major territories.

ACCIDENT AND HEALTH INSURANCE
Within the accident and health reinsurance business, the Company has provided catastrophe reinsurance coverage to various insurance entities on a non-proportional excess-of-loss basis. The risks underlying the catastrophe reinsurance coverage include life insurance, accidental death and life and health insurance associated with worker's compensation. The results of this business were significantly impacted in 2001 by the effect of claims arising from the terrorist attack of September 11, 2001 in the United States for which we recorded an $85 million provision, net of reinsurance recoveries, the Company's catastrophe protection and tax for the year ended December 31, 2001. During 2002, losses emerged in line with our original provision although our outlook for loss estimates has been favourably reduced by approximately 11%. As at December 31, 2002, we prudently continued to hold an overall provision consistent with the level established in 2001.

Due to the nature of risk inherent in this business, we ceased writing new accident and health (including catastrophe) reinsurance business shortly after September 11, 2001. The existing catastrophe reinsurance coverage continues to run-off over time. Relative to the coverage in place at September 11, 2001, our in-force catastrophe reinsurance coverage has reduced by approximately 96% by December 2002 and the remaining 4% will reduce gradually over 2003 and 2004 to nil by June 30, 2004.

During 2002, the run-off of contracts acquired from Crown Life in 1999 continued to progress as anticipated, causing the drop in premium income from $23 million in 2001 to $15 million in 2002 and a corresponding decrease in policyholder benefits associated with this business. Overall claims experience on these run-off contracts was favourable during 2002.

ASSETS UNDER ADMINISTRATION

------------------------------------ ------------ ------------ ------------
 (IN MILLIONS OF CANADIAN DOLLARS)          2002         2001         2000
------------------------------------ ------------ ------------ ------------
General fund                          $    1,336       $  948       $  741
Segregated funds                               5            4            4
Other assets                                  14           13            -
------------------------------------ ------------ ------------ ------------
                                      $    1,355       $  965       $  745
------------------------------------ ------------ ------------ ------------

                                             [ASSETS UNDER ADMINISTRATION CHART]

Total assets increased by $390 million or 40% from 2001. The increase was due to general growth in the business, particularly life reinsurance, and a higher allocation of capital to this Division to fund organic growth and liability for claims.

COMPETITIVE CONDITIONS
We continued to focus on business expansion in Brazil, which is viewed as a strong emerging market for group pension and group life products in particular.

The Life Reinsurance operation assumes individual mortality risk from our ceding company clients on both a coinsurance and a yearly renewable term basis. The risks assumed by the Life Reinsurance operation are located almost entirely in the United States. The U.S. life reinsurance marketplace has approximately 15 significant participants, a number that has reduced recently due to consolidation. At the end of 2001, the Company ranked 13 in this market with a market share in excess of 2%.

DIVISIONAL OUTLOOK
We will look to focus the growth in our Caribbean operations and to increase profitability through improved underwriting and claims management practices. In Brazil, we anticipate growth in all lines of business as the economic and political climates stabilize, and corporations focus on employee benefit plan reviews and enhancements.


Canada Life Financial Corporation                                         - 26 -

During 2003, we will focus on growing our Life Reinsurance operation through quality-driven offerings to our expanding client base. Enhanced abilities to analyze mortality against underwriting programs will allow selective pricing advantages. Information technology systems enhancements will allow more efficient and timely client service.

INVESTMENT DIVISION

  HIGHLIGHTS

   - Quality of bond portfolio remained high. Average quality rating of A+ was unchanged from last year.

   - Total losses on impaired investments of $31 million in 2002 increased slightly from $30 million in 2001.

   - Ratio of net impaired assets to total general fund net invested assets decreased to 0.3%, down from 0.5% in 2001.

   - General fund invested assets increased by $3 billion, up 9% from 2001.

   - Excess of fair value over carrying value was $2,398 million, an increase of $867 million over 2001.

OPERATIONS
Operating out of Toronto, London and Dublin (1), the Company's Investment Division is a global investment services organization responsible for managing the Company's invested assets across all business units. The Toronto group develops investment policy for worldwide operations and manages the North American based assets. London and Dublin personnel directly manage the U.K. and Irish investment operations respectively, to capitalize on the asset selection and management expertise within these local markets.

MANDATE
The Investment Division objectives are to support the Company's objectives with regard to growth, earnings and financial strength; to achieve top-quality investment performance by consistently exceeding benchmarks within appropriate risk/reward parameters; and to protect the contractual benefits of the Company's customers and policyholders.

The Investment Division's role is primarily that of risk manager. By undertaking risk, returns are increased through disciplined, systematic processes executed by experienced staff. Considerable effort is directed toward total portfolio results and asset/liability matching, focusing on key areas where sustainable value can be added. Our objectives include maximizing overall returns on investments while considering the characteristics of the liabilities, regulatory requirements, investment goals and risk parameters in an efficient and effective manner. Results are monitored through key performance measures, including return on invested assets, and are compared against benchmarks established for invested assets both in the operating funds and corporate equity.


DIVISIONAL OUTLOOK
Looking forward to 2003, the Investment Division will continue to focus on providing industry leading investment management services by optimizing investment returns within acceptable risk/reward parameters and enhancing customer service. The ongoing success in maintaining a high-quality investment portfolio will continue to enable the Company to meet policyholders' future needs while contributing to the return on shareholders' equity.

                                             [ASSETS UNDER ADMINISTRATION CHART]


--------------------------------------------------------------------------------
(1) THE CANADA LIFE ASSURANCE COMPANY'S PRINCIPAL OPERATING INVESTMENT SUBSIDIARIES ARE:
      - CANADA LIFE MORTGAGE SERVICES LTD. (CLMS), WHICH SPECIALIZES IN ORIGINATING AND SERVICING MORTGAGE INVESTMENT LOANS FOR INSTITUTIONAL CLIENTS.
      - SETANTA ASSET MANAGEMENT LIMITED, WHICH MANAGES THE ASSETS IN THE REPUBLIC OF IRELAND ON BEHALF OF THE COMPANY.

     IN ADDITION, THE COMPANY OWNS 40% OF LAKETON INVESTMENT MANAGEMENT LTD. (LAKETON), WHICH MANAGES ASSETS ON BEHALF OF THE COMPANY AND THIRD PARTIES.

Canada Life Financial Corporation                                         - 27 -

FINANCIAL POSITION

ASSETS UNDER ADMINISTRATION

-------------------------------------------------------------------------------------------------------------------

                                                                                                 2002 versus 2001
 (IN MILLIONS OF CANADIAN DOLLARS)                            2002         2001          2000            % Change
-------------------------------------------------------------------------------------------------------------------
   Invested assets                                       $  36,474     $ 33,445     $  31,123                 9
   Other                                                     1,717        1,506         1,613                14
-------------------------------------------------------------------------------------------------------------------
   General fund assets                                      38,191       34,951        32,736                 9
   Segregated funds assets                                  21,899       22,090        22,383                (1)
-------------------------------------------------------------------------------------------------------------------
                                                            60,090       57,041        55,119                 5
   Other assets under administration                         7,913        8,384         8,138                (6)
-------------------------------------------------------------------------------------------------------------------
                                                         $  68,003     $ 65,425     $  63,257                 4
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

GENERAL FUND INVESTED ASSETS

------------------------------------------------ ---------- ---------- ---------- ---------- ---------- -----------
INVESTED ASSETS
(IN MILLIONS OF CANADIAN DOLLARS)                      2002       %          2001         %        2000         %
------------------------------------------------ ---------- ---------- ---------- ---------- ---------- -----------
Bonds                                            $ 22,317         61     $ 19,046       57     $ 17,681        57
Mortgages                                           7,622         21        7,996       24        7,583        24
Common and preferred stocks                         2,073          6        2,475        7        2,002         6
Real estate                                         1,066          3          941        3          851         3
Policy loans                                        1,113          3        1,070        3          988         3
Cash, cash equivalents and short-term
  investments                                       1,159          3        1,142        3        1,424         5
Other investments                                   1,124          3          775        3          594         2
------------------------------------------------ ---------- ---------- ---------- ---------- ---------- -----------
Total invested assets - carrying value           $ 36,474        100     $ 33,445      100     $ 31,123       100
                      - fair value               $ 38,872                $ 34,976              $ 32,786
------------------------------------------------ ---------- ---------- ---------- ---------- ---------- -----------
------------------------------------------------ ---------- ---------- ---------- ---------- ---------- -----------

The Company's general fund invested assets increased to $36,474 million in 2002 from $33,445 million in 2001. The asset mix shifted slightly as cash flow to the general fund was invested in the bond portfolio. These assets support $31,555 million in actuarial and other liabilities and $4,919 million in shareholders' equity and subordinated debentures of the Company. The Company has established an investment portfolio that reflects a generally conservative investment philosophy, the characteristics of the Company's liabilities, and market opportunities and expectations.

BONDS

------------------------------------------------ ---------- ---------- ----------- ---------- ---------- -----------
BOND PORTFOLIO QUALITY
(IN MILLIONS OF CANADIAN DOLLARS)                     2002         %         2001         %       2000          %
------------------------------------------------ ---------- ---------- ----------- ---------- ---------- -----------
AAA                                              $  7,798         35    $  6,200         32    $  6,760         38
AA                                                  3,281         15       2,966         16       2,630         15
A                                                   6,085         27       5,147         27       4,617         26
BBB                                                 4,289         19       3,915         21       3,025         17
Below BBB/ unrated                                    864          4         818          4         649          4
------------------------------------------------ ---------- ---------- ----------- ---------- ---------- -----------
Total bonds - carrying value                     $ 22,317        100    $ 19,046        100    $ 17,681        100
            - fair value                         $ 23,982               $ 19,866               $ 18,421
------------------------------------------------ ---------- ---------- ----------- ---------- ---------- -----------
------------------------------------------------ ---------- ---------- ----------- ---------- ---------- -----------

Average bond quality                                   A+                     A+                    AA-
------------------------------------------------ ---------- ---------- ----------- ---------- ---------- -----------
------------------------------------------------ ---------- ---------- ----------- ---------- ---------- -----------

The Company's bond portfolio was 61% of the total invested assets of the general fund. The bond portfolio was comprised of 37% government bonds and 63% corporate bonds. The portfolio is diversified within each of the four major countries in which the Company operates. To support the business in each division, as at December 31, 2002, the bond portfolio was distributed as follows: 36% in Canada, 29% in the United Kingdom, 28% in the United States, 4% in the Republic of Ireland and 3% in International and Reinsurance. The excess of fair value over carrying value at December 31, 2002 was $1,665 million ($820 million for 2001).

The Company's policy is to maintain a bond portfolio having a minimum weighted average rating of A, within acceptable risk levels. Bonds are rated by independent rating agencies where available, or internally on a basis comparable to that used by independent rating agencies. In addition, the Investment Policy limits the permitted proportion of high yield debt investments that are below Investment Grade (below the BBB range) to 5% of consolidated bonds and mortgages in consideration of the higher risk profile of these types of investments.

The quality of the Company's bond portfolio continued to be high throughout the year. The average rating for our $22,317 million bond portfolio remained at A+ at year-end, unchanged from the previous year.

Canada Life Financial Corporation                                         - 28 -

MORTGAGES AND REAL ESTATE

--------------------------------------------- ----------- ----------- ----------- ---------- ----------- -----------

(IN MILLIONS OF CANADIAN DOLLARS)                   2002         %          2001         %        2000           %
--------------------------------------------- ----------- ----------- ----------- ---------- ----------- -----------
Apartment                                       $ 2,872         38      $ 2,888          36    $ 2,573          34
Retail                                            2,135         28        2,366          30      2,519          32
Industrial                                        1,262         17        1,349          17      1,255          17
Office                                              956         12        1,024          13      1,029          14
Other                                               397          5          369           4        207           3
--------------------------------------------- ----------- ----------- ----------- ---------- ----------- -----------
Total mortgages - carrying value                $ 7,622        100      $ 7,996         100    $ 7,583         100
                - fair value                    $ 8,417                 $ 8,514                $ 7,994
--------------------------------------------- ----------- ----------- ----------- ---------- ----------- -----------
Total real estate - carrying value              $ 1,066                 $   941                $   851
                - fair value                    $ 1,196                 $ 1,023                $   942
--------------------------------------------- ----------- ----------- ----------- ---------- ----------- -----------

As at December 31, 2002, the mortgage portfolio represented 21% of the general fund invested assets of the Company. The portfolio is well diversified across property types as detailed in the chart above and is primarily located in Canada and the United States. The fair value of mortgages exceed carrying value as at December 31, 2002 by $795 million ($518 million for 2001).

The Company actively manages the asset quality of its mortgage portfolio. Mortgages are rated using a formal internal rating system. At the end of 2002, the mortgage portfolio quality was high, with a weighted average rating excluding government-insured mortgages of $968 million ($875 million for 2001) of A. A weighted average minimum rating excluding government-insured mortgages of BBB- has been set for the mortgage portfolio.

As at December 31, 2002, 3% of the general fund invested assets were held in real estate. The real estate portfolio is diversified across various property types and is primarily located in Canada and the United Kingdom. The fair value of real estate exceeded carrying value as at December 31, 2002 by $130 million ($82 million for 2001).

COMMON AND PREFERRED STOCKS

----------------------------------------------------- ---------- --------- ---------- ---------- --------- ----------
COMMON AND PREFERRED STOCKS BY JURISDICTION
(IN MILLIONS OF CANADIAN DOLLARS)                         2002         %       2001          %      2000          %
----------------------------------------------------- ---------- --------- ---------- ---------- --------- ----------
Canada                                                 $   518         25   $   543         22    $  387         20
United States                                              456         22       459         19       306         15
United Kingdom                                             947         46       763         31       802         40
Republic of Ireland                                        152          7       710         28       507         25
----------------------------------------------------- ---------- --------- ---------- ---------- --------- ----------
Total common and preferred stocks - carrying value(1)  $ 2,073        100   $ 2,475        100    $2,002        100
                                  -  fair value        $ 1,881              $ 2,571               $2,418
----------------------------------------------------- ---------- --------- ---------- ---------- --------- ----------

(1) PREFERRED STOCKS COMPRISE $51 MILLION OR 3% ($62 MILLION OR 3% FOR 2001) OF THE CARRYING VALUE AND $52 MILLION ($63 MILLION FOR 2001) OF THE FAIR VALUE OF STOCKS.

As at December 31, 2002, common and preferred stocks comprise 6% of the general fund invested assets compared to 7% in 2001. The decrease of $402 million from 2001 is primarily due to the change in classification for certain assets between general fund and segregated funds. In 2001, $656 million of "Unitized with Profit Fund" stocks were recorded as general fund assets in Ireland. These are now included in segregated funds assets. The carrying value of common and preferred stocks exceeded fair value as at December 31, 2002 by $192 million (fair value exceeded carrying value by $96 million for 2001).

The stock portfolio is well diversified by jurisdiction, industry classification and issuer. As at December 31, 2002, the largest issuer represented 2% (2% in 2001) of the common and preferred stock portfolio based on the carrying value of those securities.

FAIR VALUE
The fair value of invested assets exceeded their carrying value by $2,398 million as at December 31, 2002, compared to $1,531 million in 2001. Total fair value grew to $38,872 million from $34,976 million in 2001. The increase in fair value year over year reflects the increase in assets, as well as lower interest rates, which resulted in higher bond and mortgage fair values in 2002, offset by the impact of weaker stock markets. Changes in the fair value of assets supporting the actuarial and other liabilities of the Company's operating funds generally will not result in a corresponding change in net income due to the Company's asset/liability management practices. However, the excess of fair value over carrying value, as well as the net deferred realized gains, on assets supporting shareholders' equity and subordinated debentures will in time be amortized to net income. The excess totalled $191 million in 2002 compared to $360 million in 2001.

Canada Life Financial Corporation                                         - 29 -

IMPAIRED ASSETS

--------------------------------- -------- --------- --------- -------- --------- -------- -------- -------- --------
IMPAIRED ASSETS AND PROVISIONS
(IN MILLIONS OF CANADIAN
DOLLARS)                                    2002                         2001                        2000
--------------------------------- -------- --------- --------- -------- --------- -------- -------- -------- --------
                                  GROSS              NET       Gross              NET      Gross              Net
                                  CARRYING PROVISION CARRYING  carrying Provision CARRYING carrying Provision carrying
                                    VALUE                VALUE    value              VALUE   value              value
                                  -------- --------- --------- -------- --------- -------- -------- -------- --------
Bonds                              $ 136     $  53     $  83   $ 186     $  48     $ 138    $  61     $ 20    $  41
Mortgages and real estate             12         3         9      36        18        18       55       27       28
Common and preferred stocks            1         -         1       -         -         -       17        3       14
Other                                 19         3        16      24         5        19        5        2        3
--------------------------------- -------- --------- --------- -------- --------- -------- -------- -------- --------
Total                              $ 168     $  59     $ 109   $ 246     $  71     $ 175    $ 138    $  52    $  86
Net impaired assets to total
  general fund net invested
  assets                                                 0.3%                        0.5%                       0.3%
--------------------------------- -------- --------- --------- -------- --------- -------- -------- -------- --------
--------------------------------- -------- --------- --------- -------- --------- -------- -------- -------- --------

Provisions for losses on invested assets are established when an asset or portfolio of assets is impaired as a result of deterioration in credit quality to the extent that timely realization of the carrying value of assets and related investment income cannot be assured. The carrying value of an impaired asset is reduced to the net realizable value of the asset at the time impairment is recognized, and a corresponding provision is charged to the income statement.

The net carrying value of impaired investments decreased to $109 million at the end of 2002, a drop of $66 million or 38% compared to 2001. The reduction was largely due to recoveries, redemptions and sales of impaired bonds and mortgage portfolios.

SEGREGATED FUNDS ASSETS
The Company manages segregated funds assets on behalf of policyholders under various arrangements. These assets are carried at market value. Segregated funds assets decreased by less than 1% in 2002 from 2001 as growth from net deposits in Canada, the United Kingdom and Ireland was offset by the impact of the declines in global stock markets. In 2001, "Unitized with Profit Fund" stocks of $656 million were recorded as general fund assets in Ireland. These are now included in segregated funds assets.

OTHER ASSETS UNDER ADMINISTRATION
The Company manages, or administers for fees, other assets on behalf of third parties, primarily group pension and RRSP plans in Canada and unit trust arrangements in the United Kingdom. These assets are not owned by the Company and are excluded from both the general fund and segregated funds of the Company.

ACTUARIAL LIABILITIES
Actuarial liabilities represent the amounts required, together with future premiums and estimated investment income, to provide for the estimated future benefits, policyholder dividends, commissions and maintenance expenses on policies in force. The actuarial liabilities constitute those financial statement amounts potentially subject to the highest level of measurement uncertainty as their determination is complex, reflecting the diversity of the underlying products and product features as well as a variety of best estimate assumptions. Because of the risk of mis-estimation in determining the amounts for these liabilities, the best estimate assumptions are adjusted to include margins for adverse deviation, which provide for unfavourable deviations from expected experience. Due to the long-term nature of actuarial liabilities and the incorporation of margins for adverse deviation, a fluctuation in experience compared to any one assumption in the near term would not normally be expected to have a significant effect on the financial results of the Company. (ASSUMPTIONS ARE DESCRIBED IN NOTE 3 TO THE CONSOLIDATED FINANCIAL STATEMENTS.)

As noted above, the assumptions used in the calculations are based on best estimates and include a margin for adverse deviation. The range of these margins is set out in the valuation standards issued by the Canadian Institute of Actuaries (CIA). Given the diversity and size of the Company's portfolio, the risk of deviation being significantly different from expected is relatively low so that margins at the low end of the permissible range as prescribed by the CIA guidelines would often be justifiable. However, we frequently follow a more prudent practice of establishing margins generally close to the middle of the range.

The composition of actuarial liabilities is shown below:

-------------------------------------------- ----------- ----------- ----------- ----------- ----------- -----------
ACTUARIAL LIABILITIES
(IN MILLIONS OF CANADIAN DOLLARS)                  2002           %        2001           %        2000           %
-------------------------------------------- ----------- ----------- ----------- ----------- ----------- -----------
General fund
Participating insurance and annuities         $   6,254          22    $  5,680         21    $  5,215          20
Non-participating:
  Annuities                                      16,662          57      15,771         58      14,958          59
  Individual life and health insurance            3,134          11       3,773         14       3,514          14
  Group life and health insurance                 3,000          10       1,945          7       1,794           7
-------------------------------------------- ----------- ----------- ----------- ----------- ----------- -----------
                                              $  29,050         100    $ 27,169        100    $ 25,481         100
-------------------------------------------- ----------- ----------- ----------- ----------- ----------- -----------

Canada Life Financial Corporation                                         - 30 -

(A CONTINUITY OF CHANGES IN GENERAL FUND ACTUARIAL LIABILITIES AND A SUMMARY OF THE DISTRIBUTION OF GENERAL FUND ACTUARIAL LIABILITIES BY BUSINESS SEGMENT AND BY MAJOR LINE OF BUSINESS ARE INCLUDED IN NOTES 9(A) AND 9(B) RESPECTIVELY TO THE CONSOLIDATED FINANCIAL STATEMENTS.)


CAPITAL RESOURCES AND LIQUIDITY

CAPITAL AND CAPITAL ADEQUACY
Capital strength is important for the protection of policyholders and shareholders. Capital strength also helps to maintain strong credit ratings and allows us to take advantage of business opportunities. However, capital levels that are too high may lead to poor returns on shareholders' equity. A balance is maintained between the mix and level of capital to meet differing objectives.

---------------------------------------------- ----------- ----------- ---------- ----------- ---------- -----------
CAPITAL
(IN MILLIONS OF CANADIAN DOLLARS)                    2002          %       2001           %      2000            %
---------------------------------------------- ----------- ----------- ---------- ----------- ---------- -----------
Bank loans                                       $     3                 $     3                $    -
Subordinated debentures                              550          11         550          14        550        16
Canada Life Capital Securities                       450           9          -           -
---------------------------------------------- ----------- ----------- ---------- ----------- ---------- -----------
Total debt                                         1,003                     553                    550
Participating policyholders' equity                   48           1          40          1          44         1
Shareholders' equity
  Preferred shares                                   145           3         145          4          -          -
  Common shares                                      317           6         317          8         317         9
  Retained earnings                                3,457          70       2,921         73       2,575        74
---------------------------------------------- ----------- ----------- ---------- ----------- ---------- -----------
Total shareholders' equity                         3,919          79       3,383         85       2,892        83
---------------------------------------------- ----------- ----------- ---------- ----------- ---------- -----------
Total debt and equity                            $ 4,970         100     $ 3,976        100     $ 3,486       100
---------------------------------------------- ----------- ----------- ---------- ----------- ---------- -----------
---------------------------------------------- ----------- ----------- ---------- ----------- ---------- -----------
Total debt plus preferred shares as a
  percentage of total debt and equity               23.1%                   17.6%                  15.8%
---------------------------------------------- ----------- ----------- ---------- ----------- ---------- -----------
---------------------------------------------- ----------- ----------- ---------- ----------- ---------- -----------
MCCSR ratio                                          202%                    191%                   197%
---------------------------------------------- ----------- ----------- ---------- ----------- ---------- -----------
---------------------------------------------- ----------- ----------- ---------- ----------- ---------- -----------

Most of the Company's capital has been generated from retained earnings and this, together with the issuance of Canada Life Capital Securities in March 2002, raised the debt-to-capital ratio to 23.1% at year-end, up from 17.6% at the end of 2001 and close to our target of 25%.

The Company must meet the regulatory minimum capital and solvency requirements in each jurisdiction in which it operates. In Canada, the Company is regulated by the Office of the Superintendent of Financial Institutions, Canada, which requires insurance companies to maintain minimum levels of capital calculated in accordance with the Minimum Continuing Capital and Surplus Requirements (MCCSR). The MCCSR formula prescribes the calculation of Available Capital for regulatory purposes and of the amounts of Required Capital to be maintained, based on the risk characteristics of the underlying assets and liabilities held by the Company. The ratio of Available Capital to Required Capital is the MCCSR ratio, with a minimum required ratio of 150%.

The Company's ratio at December 31, 2002 was 202%, just above our target range of 175% to 200% and well in excess of the minimum required level. The increase over 2001 was due to growth in retained earnings and the issuance of Canada Life Capital Securities in March 2002 net of the additional capital required for our business acquisitions completed in 2002. The ratio declined to approximately 197% after December 31, 2002 as a result of the business acquisition that was completed on January 1, 2003.

To assess capital adequacy and financial strength under adverse conditions, we perform Dynamic Capital Adequacy Testing on an annual basis. The process analyzes the Company's potential future financial condition over a five-year period by reviewing the impact of a number of adverse business scenarios, which include declining interest rates, decreasing stock market levels, worsening mortality, higher lapse rates, and morbidity experience and increased expenses. The results of the testing completed in 2002 confirmed the Company's current financial strength and its ability to withstand significant possible future adversity.

SOURCE OF FUNDS
The primary source of funds for the Company is cash provided by operating activities including premiums, net investment income and fees. These funds are used primarily to pay policyholder benefits including claims and expenses. Net cash flows generated from operating activities are generally invested to support future payment requirements and are used to pay dividends to shareholders. In addition, the Company may raise funds from time to time through the issue of debt or equity securities to finance growth, acquisitions or other needs.

During 2002, the Company generated net cash flow of $74 million. Operating activities contributed $1,020 million, financing activities generated $340 million and investing activities used $1,342 million. Two significant items in 2002 that impacted cash flow were the issuance of Canada Life Capital Securities, which raised $445 million net of issuance costs, and the acquisition of two businesses, which added $302 million in operating funds.

Canada Life Financial Corporation                                         - 31 -

LIQUIDITY
Our primary requirements for liquidity are for payment of benefits and expenses as described above, to satisfy debt obligations and to pay dividends to shareholders. We generally maintain a conservative liquidity position and actively manage capital levels throughout the Company. As we are required to maintain solvency and capital standards in the various countries in which we operate, we have an asset/liability matching program and actively manage the diversification, duration and credit quality of our investments to ensure the Company is able to meet its obligations.

The Company's ability to meet its cash requirements and to pay dividends on the common and preferred shares depends on the receipt of dividends and other payments from its principal operating subsidiary, The Canada Life Assurance Company (CLA). CLA's insurance subsidiaries and branches are required to maintain solvency and capital standards in the jurisdictions in which they operate. These regulatory standards may effectively restrict the amount of dividends, distributions or other payments that may be made by such subsidiaries and branches to CLA and to the Company.

Based on the Company's historical cash flows and current financial performance, management believes that the cash flow from the Company's operating activities will continue to provide sufficient liquidity for the Company to satisfy debt service obligations and to pay other expenses.

NON-INSURANCE CONTRACTUAL OBLIGATIONS, COMMITMENTS AND OFF-BALANCE SHEET ARRANGEMENTS
The following table presents the principal portions of our contractual cash flow commitments on subordinated debentures and operating leases. This table does not reflect our obligations under other capital instruments or for our insurance, annuity and guaranteed products contracts.

                                                                         PAYMENTS DUE BY PERIOD
                                                     ---------------------------------------------------------------
                                                       UNDER 1 YEAR       1-3 YEARS       4-5 YEARS   AFTER 5 YEARS
---------------------------------------------------- --------------- --------------- --------------- ---------------
Subordinated debentures                                    $               $               $               $   550
Operating leases                                                64             101              57             102
---------------------------------------------------- --------------- --------------- --------------- ---------------

In addition to the above, in the normal course of operations we have entered into derivative financial instruments, which are discussed in more detail under the Risk Management section below. The Company has not ulitized any off-balance sheet special purpose entities as at December 31, 2002.


RISK MANAGEMENT

OVERVIEW
The objective of Risk Management is to manage the risks associated with the business in order to protect policyholder interests and to enhance shareholders' value at an overall acceptable level of risk. The Company manages risk through a comprehensive risk management framework, which includes the identification, assessment, mitigation and monitoring of risks.

The responsibility for risk management is shared between the Board of Directors (the "Board") and management.

The Company has established a Risk Management Committee comprised of senior management responsible for ensuring appropriate risk management policies and procedures have been established and for recommending these policies to the Board for approval. The Committee also ensures that appropriate monitoring and reporting procedures are in place and provides oversight with respect to compliance with risk management policies. The Committee reports quarterly to the Audit and Risk Management Committee, which is comprised entirely of non-management Board Directors.

The Company has written corporate policies that set out the principles upon which the Company is prepared to undertake risks. These policies support OSFI's Standards of Sound Business and Financial Practices and define the types of risks the Company is prepared to undertake, establish limits within which business units must operate, and set out the types of control and monitoring programs that are required to be in place. Adherence to these policies is monitored on a global basis at least annually. Corporate policies are reviewed and re-approved at least annually by the Risk Management Committee and by the Audit and Risk Management Committee.

Canada Life Financial Corporation                                         - 32 -

RISK CATEGORIES
The Company manages risk under the following major risk categories:

ASSET RISK                              INSURANCE RISK                        BUSINESS RISK

-   INTEREST RATE RISK                  -  PRODUCT DESIGN AND PRICING RISK    -  OPERATIONAL RISK
-   MARKET RISK                         -  UNDERWRITING RISK                  -  LEGAL AND REGULATORY RISK
-   FOREIGN CURRENCY RISK               -  POLICY LIABILITIES AND CLAIMS      -  STRATEGIC RISK
-   CREDIT RISK                            RISK
-   LIQUIDITY RISK


RISK MITIGATION AND MONITORING

ASSET RISK
ASSET LIABILITY MANAGEMENT
The goal of the Company's asset liability management program is to maximize long-term economic value subject to a set of constraints consistent with the structure of the insurance liabilities, which are segmented according to major line of business. Canada Life has consistently taken the "Prudent Person" approach toward asset liability management. The Company's policy is to invest in assets that closely match the liabilities in terms of liquidity, exposure to changes in interest rates, real estate and equity markets and foreign exchange rates. Products offering interest rate and term guarantees, such as annuities and pension products, are supported mainly by bonds and mortgages. Products that allow adjustments to credited interest rates or premiums, such as participating whole life and Universal Life insurance, are supported by a broader range of assets including real estate and equities.

The Company's Investment Policy is designed to produce returns and risk exposures consistent with Canada Life's business requirements. It establishes limits and ranges for asset mix, asset quality, liquidity and exposure to interest rates, market values and foreign currency exchange rates, within which each line of business must operate. Adherence to these limits is monitored regularly by senior management and reported at least quarterly to the Board.

INTEREST RATE RISK
  INTEREST RATE RISK is the risk of loss due to the exposure of assets and liabilities to fluctuations in interest rates, including the risk of loss due to the effect of changing interest rates if the future cash flows from the assets supporting liabilities do not match the timing and amount of the expected policy payments.

Interest rate risk is managed through the use of a matching policy. The Company maintains separate funds of assets to support associated liabilities by line of business and by country. The expected cash outflows from the liabilities are matched, wherever possible, with equally predictable cash inflows from invested assets through a defined asset/liability management process. The degree of mismatch between assets and liabilities is a measure of interest rate risk and is managed within prescribed limits at the fund level.

Proper matching of assets and liabilities is particularly critical for the funds supporting annuity and pension products, which constitute approximately 59% (58% in 2001) of the Company's general fund actuarial liabilities. Interest rate risk is measured through the use of duration mismatch and interest rate scenario analysis.

DURATION MISMATCH
Duration measures the sensitivity of the economic value of assets and liabilities to changes in interest rates. Duration mismatch is the difference between the duration of assets and the duration of liabilities. When the duration of assets exceeds the duration of liabilities, an increase in interest rates will result in a decrease in economic value. When the duration of assets is less than the duration of liabilities, an increase in interest rates will result in an increase in economic value. The duration mismatch associated with annuity and pension products for the years ended December 31, 2002 and 2001 was
0.06 years and 0.02 years respectively. This level of mismatch falls within limits established under the Investment Policy for managing this risk.

INTEREST RATE SCENARIO ANALYSIS
In addition to duration mismatch, interest rate risk is also measured in terms of the effect of interest rate changes on the net economic value or Net Present Value (NPV) of assets and liabilities. The NPV sensitivity to interest rate changes is analyzed through various interest rate scenarios.

The NPV of future asset cash flows less future liability cash flows is determined using the interest rates in effect at the reporting date. The NPV is then recalculated assuming an immediate 1% parallel increase in interest rates and an immediate 1% parallel decrease in interest rates. The resulting change in NPV represents a measure of the degree of interest rate risk associated with a 1% parallel change in interest rates. (SEE NOTE 5(A)(II) TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE IMPACT ON NPV OF A 1% PARALLEL CHANGE IN INTEREST RATES.)

Canada Life Financial Corporation                                         - 33 -

For the life insurance business, the Company guarantees cash surrender values on most of the life insurance products. The Company would be exposed to losses if policyholders surrendered their policies during a period when interest rates were rising significantly. The Company has also provided minimum interest rate guarantees on certain variable annuity and insurance contracts and, as such, is exposed to losses if interest rates fall below certain levels. To cover this risk, derivative contracts are used to hedge some of the exposure, and prudent provisions are made for these guarantees in the actuarial liabilities. Specified amounts of capital are held to cover these risks as required by MCCSR.

The anticipated investment return on the assets supporting Company equity may be subject to decline if interest rates fall below certain levels. To manage this risk, the invested assets are diversified as required by the Investment Policy, by investment type, limit, quality and geographic location. In addition, derivative contracts are used to manage some of the exposure.

MARKET RISK
MARKET RISK is the risk of loss that results from changes in the market value of the Company's portfolio of securities, both on- and off- balance sheet, as well as fluctuations in the value of mortgages and real estate holdings.

Changes in market value impact the return on general fund assets and fee income earned on segregated funds. The Company's exposure to market risk is managed through established limits relative to the amount and type of investments supporting liabilities and shareholders' equity. General fund investments in stocks and real estate represent a small portion of the Company's assets under administration and are typically held against shareholders' equity or to support a fraction of long-term general fund policy liabilities. Holdings are also diversified by industry type, corporate group and different geographic markets. Adherence to these limits is monitored regularly and the results are reported quarterly to the Board.

Changes in market value also impact liabilities associated with investment related guarantees on segregated funds. The Company's investment-related guarantees on segregated funds include minimum death benefit and minimum maturity benefit guarantees. Exposure to guarantees on segregated funds is managed through product design and setting aside appropriate amounts within liabilities and capital to support these guarantees. Adherence to these limits is monitored regularly.

FOREIGN CURRENCY RISK
FOREIGN CURRENCY RISK is the risk of loss that results from changes in foreign currency exchange rates.

As a multinational company that manages operations in many currencies and reports its results in Canadian dollars, we have an ongoing exposure to foreign currency risk. The exposure of the operating funds to this risk is managed by closely matching operating fund assets and liabilities by currency in each country of operation. This, together with the use of foreign exchange contracts, allows the Company to manage the risk associated with fluctuations in foreign currency exchange rates.

The Company also holds assets supporting its equity in the currencies of each jurisdiction in which it operates. This represents an exposure to movements in foreign currency rates, as there are virtually no foreign currency liabilities matching these assets. The amount of assets supporting equity that is denominated in each of these foreign currencies is monitored closely and the exposure is managed by hedging a portion of these foreign denominated assets through the use of foreign exchange contracts as described in the Derivative Financial Instrument Management section. (SEE NOTE 5(B) TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE IMPACT ON RETAINED EARNINGS AND NET INCOME OF A 1% STRENGTHENING OF THE CANADIAN DOLLAR RELATIVE TO THE CURRENCIES IN THE JURISDICTIONS IN WHICH THE COMPANY OPERATES.)

The impact of the changes in currency rates in 2002 relative to 2001 on certain selected financial information is set out in the following table:

                                        IMPACT OF FOREIGN CURRENCY FLUCTUATIONS IN 2002 COMPARED TO 2001
                                           (IN MILLIONS OF CANADIAN DOLLARS EXCEPT PERCENTAGE AMOUNTS)
                Change in
                 average
                currency
                  rate    Change                                  Increase (decrease)
                relative    in     ----------------------------------------------------------------------------------
                 to the  year-end  General  Segregated                       General Segregated           Shareholders'
                Canadian currency   fund      funds           Shareholders'   fund      funds                 equity
                 dollar    rate    premiums deposits   Total    net income   assets     assets     Total      (CTA)
-------------- ---------- -------  -------- --------- --------- ---------- ---------- ---------- --------- ----------
British pound      5.4%     9.5%   $  77     $  79    $  156     $   9     $  886     $   924    $1,810     $  112
Euro               6.5%    16.9%       9        40        49         2        217         452       669         46
U.S. dollar
and other          1.3%   (0.6)%      24         3        27         -       (105)         (4)     (109)        (6)
-------------- ---------- ------- -------- --------- --------- ---------- ---------- ---------- --------- ----------
Total                              $ 110     $ 122    $  232     $  11     $  998     $ 1,372    $2,370       $  152
-------------- ---------- ------- -------- --------- --------- ---------- ---------- ---------- --------- ----------

Canada Life Financial Corporation                                         - 34 -

CREDIT RISK
CREDIT RISK is the risk of loss that arises when debtors, counterparties or intermediaries are unable or unwilling to fulfil their obligations and includes the risk associated with the concentration of investment holdings in specific jurisdictions, industries or investees.

INVESTMENTS
The objective of the Company's Investment Policy is to maintain a well-diversified portfolio of relatively high overall quality. This objective is met through policies and procedures, which guide the day-to-day management of credit exposure. Canada Life has a well-established credit evaluation process that aims to provide superior risk adjusted spreads, to protect invested capital and to preserve underlying cash flows.

The Investment Policy sets limits on the quality of both on-and off-balance sheet assets. Counterparty credit limits have been established to minimize exposure to potential losses. Weighted average rating minimums of A and BBB- as defined by Standard & Poor's have been set for the bond and mortgage portfolios respectively. The combined credit quality of all credit instruments, including the credit equivalent exposure to derivatives, is required to be at least A.

Concentration limits have also been established to limit the level of investment that can be made in any single entity or group of related entities by issuer, ratings, industry sector and geographic location. Adherence to this policy is monitored regularly and the results are reported quarterly to the Board.

REINSURANCE
The Company has a variety of reinsurance business arrangements in place, whereby the Company accepts reinsurance from other insurers and reinsurers and uses reinsurance to manage Underwriting and Liability Risk. Reinsurance arrangements do not relieve the Company of its liability as the primary insurer. Therefore, the Company is exposed to credit risk with respect to amounts ceded to reinsurers and retrocessionaires. In order to minimize the exposure to this risk, the Company generally enters into reinsurance contracts with properly licensed, well-established and financially strong reinsurers and has developed a Reinsurance Policy that sets out counter party exposure limits and minimum credit-rating criteria. Adherence to this policy is monitored on a regular basis. At December 31, 2002, the Company had ceded 4.4% or $1,431 million (4.1% or $1,223 million at December 31, 2001) of its policy liabilities to third parties.

The Company has made provisions in its Consolidated Balance Sheets for credit losses in two ways:

(i) specific provisions for assets that are currently impaired have been included through reductions in the carrying values of the underlying assets; and
(ii) provisions that are included in the actuarial liabilities for assets that may become impaired in the future.

(THE AMOUNTS FOR THESE PROVISIONS ARE IDENTIFIED IN NOTE 7(B) TO THE CONSOLIDATED FINANCIAL STATEMENTS.)

LIQUIDITY RISK
LIQUIDITY RISK is the risk that there are insufficient funds available to honour all anticipated cash flow commitments (both on-and off-balance sheet) as they fall due and any unanticipated cash demands.

The Company's objective with respect to liquidity is to ensure that it is able to withstand all types of demand for cash. There are two types of liquidity that may be required under various circumstances:

     - Operating liquidity is required to meet day-to-day cash outflow obligations (e.g., payment of dividends, claims, expenses). Operating liquidity risk is managed by matching the amount, currency and duration of cash flows relating to assets and liabilities, within preset limits. The level of this mismatch is regularly monitored and includes the effect of all outstanding derivative financial instrument positions. Additionally, the Company maintains an appropriate level of liquidity by ensuring that a prescribed percentage of its assets is held in marketable investments.

     - Strategic liquidity is required to meet long-term obligations or to withstand cash demand under adverse conditions (e.g., prolonged mass liability surrenders or maturities, major investment defaults, unexpected economic and market conditions). The strategic liquidity measure is based on an industry accepted model and is calculated under both immediate and ongoing stress scenarios. The Company's policy is to maintain liquid assets at a level above a risk adjusted calculation of those liabilities that are subject to scheduled and unscheduled withdrawals.

(SOURCES OF LIQUIDITY ARE DISCLOSED IN NOTE 5(D) TO THE CONSOLIDATED FINANCIAL STATEMENTS.)

DERIVATIVE FINANCIAL INSTRUMENTS
Derivative financial instruments are financial contracts that derive their value from the value of the underlying financial assets, interest rates, foreign currency rates or stock/bond/commodity indices. The increased volatility and complexity of the financial markets over the last two decades have led to increased risk levels because of exposures to fluctuations in credit, interest rates, equity prices and foreign currency rates. These increased risk levels have necessitated the development of a sophisticated, diverse, cost effective and liquid derivative market that derives its values from the changes in the values of the underlying financial assets, interest rates, foreign currency rates or stock/bond indices.

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Derivatives include financial futures, forwards, options and swaps, or any combination thereof. The Company is a limited end-user of derivatives and is not a creator or dealer in these instruments. Derivative instruments are used for both hedging and non-hedging purposes such as asset/liability, interest rate, equity market price or foreign currency exchange management; or to synthetically replicate an investment for those situations where it is deemed to be more effective from a cost and flexibility perspective as compared to directly investing in that particular type of investment.

The Company has established policies to limit the size and type of derivative transactions, counterparty exposure in respect of both the notional amount outstanding and the mark-to-market amount. As well, derivative transactions are subject to authorization limits for specific personnel. Adherence to these policies is monitored regularly and results are reviewed by senior management at least monthly. Results are also reported to the Audit and Risk Management Committee quarterly. As at December 31, 2002, the Company had $5,133 million ($4,159 million at December 31, 2001) in notional amount of derivative contracts outstanding and a credit equivalent amount of $221 million ($182 million at December 31, 2001). (NOTE 20 TO THE CONSOLIDATED FINANCIAL STATEMENTS DESCRIBES THE COMPANY'S EXPOSURE TO DERIVATIVE FINANCIAL INSTRUMENTS IN GREATER DETAIL.)

INSURANCE RISK
PRODUCT DESIGN AND PRICING RISK
PRODUCT DESIGN AND PRICING RISK is the risk that the price levied for a product, service and/or block of insurance products is insufficient to ensure an adequate return on capital and includes the risk of poorly designed products due to insufficient market research or the impact that a new product introduction will have on the sale of existing or other new products.

The process of pricing products includes the estimation of many factors such as future investment yields, mortality and morbidity experience, expenses, policy lapse rates and taxes. Pricing risk is the risk that actual experience in the future will not develop as estimated at the time of pricing the products. Some products are designed such that adjustments to premiums or benefits can be made for variations in experience, while for other products no such adjustment is possible.

The Company has developed the Product Design and Pricing Policy to manage this risk. The policy specifies standards for pricing methods, the setting of assumptions, profit margin objectives, required scenario analysis, documentation and approval. Pricing assumptions are compared against actual experience on an ongoing basis. Senior financial managers in each operating division are responsible for ensuring that the design and pricing of each new product, and revisions to assumptions for existing products, are consistent with the Policy.

Entry into new lines of business, unusual risks not currently offered, or deviations from the Product Design and Pricing Policy are subject to prior approval of both the Company's Appointed Actuary and the head of the particular division. In these instances, reinsurance may also be used to effectively manage the risk.

Additionally, adherence to the Product Design and Pricing Policy is subject to internal peer review and senior management in each division is required to report compliance with this Policy annually to the Company's Appointed Actuary.

UNDERWRITING RISK
UNDERWRITING RISK is the risk of loss resulting from the selection and approval of risks to be insured and the management of contractual and non-contractual product options.

The Company's philosophy with respect to underwriting is to prudently manage the risks with due consideration given to the Company's expertise, its ability to absorb losses, and expected returns. For existing products, where the Company has considerable expertise in both underwriting and claims, it will generally manage the risk internally. Where existing products have significant loss exposure, some form of excess loss reinsurance will generally be put in place. For newer product areas in which the Company has little experience in underwriting and claims, additional reinsurance may be obtained and the advice of industry experts will generally be sought. It is the Company's policy in underwriting cases to avoid excessive exposure with respect to any specific risk profile. In general, concentration risk is avoided by operating internationally and by underwriting a wide range of cases and products within each jurisdiction.

In addition to establishing appropriate underwriting criteria to determine the insurability of applicants, insurance risk is managed by limiting the Company's exposure to life and health claims. The claims risk for the Company is limited to its retention limit of $5 million for any individual life claim and various limits for health claims, not exceeding this limit, depending on the type of coverage. To ensure these limits continue to be appropriate, management and the Board periodically review the policies relating to the maximum risks the Company will assume. Claims in excess of these retention limits are reinsured to outside reinsurers. The Company has also maintained catastrophic reinsurance coverage with outside reinsurers in the event of a loss of three or more lives in the same catastrophe.

POLICY LIABILITIES AND CLAIMS RISK
POLICY LIABILITIES AND CLAIMS RISK is the risk of loss resulting from unfavourable mortality, morbidity, surrender or lapse experience or unfavourable expense and interest rates as they relate to the actuarial liabilities recorded by the Company. This risk also includes the risk of loss resulting from the inappropriate adjudication of claims.

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The projection of liability cash flows involves the use of best estimates for setting assumptions related to mortality, morbidity, administrative expenses, policyholder dividends, lapses and surrenders. Actual experience may vary from these estimates, thereby subjecting the Company to potential losses. To manage this risk, the Company has established a valuation policy in accordance with CIA guidelines. Senior actuaries in each division are required to report on compliance with the valuation policy annually to the Company's Chief Actuary. Additionally, actual experience is monitored against these assumptions to ensure they remain reasonable. (THE COMPANY'S ACTUARIAL POLICIES ARE DESCRIBED IN MORE DETAIL IN NOTE 3 TO THE CONSOLIDATED FINANCIAL STATEMENTS.)

BUSINESS RISK
OPERATIONAL RISK
OPERATIONAL RISK is the risk of direct or indirect loss that arises from problems in the performance of business functions or processes and can result from deficiencies or breakdowns in internal controls or processes, technology failures, human errors or dishonesty and natural disasters.

Standards and procedures have been established to ensure that appropriate and effective internal controls are developed and implemented to manage operational risks and that reliable and comprehensive systems are in place to monitor properly the effectiveness of those controls on a regular basis. The management team actively manages the business operations and has implemented organizational and procedural controls supported by information systems to manage the exposure to operational risk. In addition, the Company has procedures in place in all of its jurisdictions to ensure its continuing operations and to minimize any disruption in service in the event of a natural or other disaster. These procedures are reviewed and tested on a regular basis.

An independent internal audit function, reporting to the Audit and Risk Management Committee of the Board, monitors the effectiveness of these organizational and procedural controls, including compliance with OSFI's Standards of Sound Business and Financial Practices and the Quebec Guideline for Sound Risk Governance.

LEGAL AND REGULATORY RISK
LEGAL AND REGULATORY RISK arises as a result of non-conformance with laws, rules, regulations, legislation, prescribed practices, or ethical standards in any jurisdiction in which a company operates, as well as the risk of loss resulting from an existing or proposed business arrangement.

The Company is subject to extensive regulatory requirements and oversight in all jurisdictions in which it operates. In addition, in the normal course of business, the Company may be exposed to liabilities arising from various litigation.

The Company has established practices and procedures to manage legal and regulatory risk effectively in each jurisdiction in which it operates. In order to achieve this, the legal and compliance departments in each operating division interpret local laws, rules and regulations, as well as global policies and procedures, to protect the Company and its shareholders from legal or regulatory liabilities. Corporate Legal and Compliance departments are in place at head office to support the local legal and compliance departments. These Corporate departments provide the Board with regular objective assessments of the risks facing the Company from a legal and regulatory perspective.

STRATEGIC RISK
STRATEGIC RISK arises from the inability to plan and implement adequately appropriate business strategies, decision-making and resource allocations, as well as an inability to adapt to changes in the business environment, including ensuring products and customer service are competitive and meet customer needs.

In each of its operations, the Company increasingly competes with large, diversified and well-capitalized financial services companies such as other life insurance companies, banks, investment dealers and mutual fund companies. Competition may be based on the types of products sold or services provided, price, quality of service or the relative financial strength of the Company.

The Company has a rigorous and dynamic financial and business planning process in place. Planning is completed at all business levels. Business plans are presented annually to the Board and include financial and other goals along with measurement against targets. The Company also regularly conducts market analysis to ensure it remains competitive within the current business environment. Through the Company's commitment to customer service excellence, service standards are developed and are monitored by management to ensure customer satisfaction.

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ACCOUNTING POLICIES
CHANGES IN ACCOUNTING POLICIES
GOODWILL AND OTHER INTANGIBLE ASSETS

Effective January 1, 2002, the Company adopted prospectively the new recommendations for Goodwill and Other Intangible Assets issued by the Canadian Institute of Chartered Accountants (CICA). Under these new requirements, goodwill is no longer amortized to shareholders' net income. Instead, goodwill is subject to a periodic impairment review to test whether the fair value remains greater than or equal to book value. Any excess of book value over fair value is charged to general expenses in the period in which the impairment has been determined. The Company completed impairment testing for 2002 and determined that goodwill is not impaired. The adoption of this standard eliminated approximately $25 million of goodwill amortization in 2002.

STOCK-BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS
Effective January 1, 2002, the Company adopted the CICA's new recommendations for Stock-based Compensation and Other Stock-based Payments, which allow for the use of either the fair value or intrinsic value methods to account for certain stock-based compensation agreements. The Company has adopted these recommendations retroactively without restatement of prior periods, as the restatements are not material to the Consolidated Financial Statements. In 2002. the Company used the intrinsic value method of accounting for such awards, under which no compensation expense is recognized for stock options where the exercise price is equivalent to the closing market price of the Company's shares on the Toronto Stock Exchange the day prior to the option grant date. The new recommendations also require that Stock Appreciation Rights (SARs) that can be settled in cash be recorded as liabilities for the excess of the market value of the shares over the exercise price.

The Company has elected to adopt the fair value method of accounting for stock options prospectively from January 1, 2003. The amount of additional compensation expense will depend on the number of options granted and their fair value at the date of grant.

SUMMARY OF CRITICAL ACCOUNTING POLICIES
The preparation of financial statements in conformity with accounting principles generally accepted in Canada (GAAP) requires management to adopt accounting policies and to make estimates and assumptions that affect amounts reported in the Consolidated Financial Statements. The critical accounting policies and related judgements underlying the Company's Consolidated Financial Statements are summarized below. In applying these policies, management makes subjective and complex judgements that frequently require estimates about matters that are inherently uncertain. Many of these policies are common in the insurance and other financial services industries; others are specific to the Company's businesses and operations. (THE COMPANY'S GENERAL POLICIES ARE DESCRIBED IN DETAIL IN NOTE 2 OF THE CONSOLIDATED FINANCIAL STATEMENTS.)

ACTUARIAL LIABILITIES
Actuarial liabilities represent the amounts required, in addition to future premiums and investment income, to provide for future benefit payments, policyholder dividends, commissions and policy administrative expenses for all insurance and annuity policies in force with the Company. The Company's Appointed Actuary is responsible for determining the amount of the actuarial liabilities such that sufficient funds will be available in the future to meet the Company's obligations. The valuation methods used by the Appointed Actuary are determined using generally accepted actuarial practices, according to standards established by the CIA. The valuation methodology used is the Canadian Asset Liability Method. This method involves the projection of future events in order to determine the amount of assets that must be set aside currently to provide for all future obligations and involves a significant amount of judgement. (ADDITIONAL DETAILS REGARDING THESE JUDGEMENTS AND ESTIMATIONS CAN BE FOUND IN NOTE 3 OF THE CONSOLIDATED FINANCIAL STATEMENTS.)

INCOME TAXES
The Company has substantial future income tax assets. The recognition of future tax assets depends on management's assumption that future earnings will be sufficient to realize the deferred benefit. The amount of the asset recorded is based on management's best estimate of the timing of reversal of the asset.

EMPLOYEE FUTURE BENEFITS
Accounting for pension and other post-retirement benefits requires estimates of future returns on plan assets, expected increases in compensation levels, trends in health care costs, as well as the appropriate discount rate for accrued benefit obligations. (THESE ESTIMATES ARE DISCUSSED IN NOTE 18 OF THE CONSOLIDATED FINANCIAL STATEMENTS.)


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